                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             The Coca-Cola Company
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     (5)  Total fee paid:

          ----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     (3)  Filing Party:

          ----------------------------------------------------------------------
     (4)  Date Filed:

          ----------------------------------------------------------------------

                            THE COCA-COLA COMPANY

                               ATLANTA, GEORGIA

ROBERTO C. GOIZUETA
CHAIRMAN OF THE BOARD
          AND
CHIEF EXECUTIVE OFFICER

                                                                   March 3, 1995

Dear Share Owner:

     You are cordially invited to attend the Annual Meeting of Share Owners which will be held on Wednesday, April 19, 1995, at 9:00 a.m., local time, in Wilmington, Delaware.

     The enclosed notice and proxy statement contain details concerning the business to come before the meeting. You will note that the Board of Directors of the Company recommends a vote "FOR" the election of one Director to serve until the 1996 Annual Meeting of Share Owners, "FOR" the election of five Directors to serve until the 1998 Annual Meeting of Share Owners, "FOR" the proposal to amend the 1991 Stock Option Plan and "FOR" the ratification of Ernst & Young LLP as independent auditors of the Company for the 1995 fiscal year. Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

     To help us plan for the meeting, please mark the appropriate box on your proxy card telling us if you will be attending. An admission card is included.

     A report on the meeting will be sent to all share owners as part of the next Progress Report to Share Owners.


                                           /s/ Roberto C. Goizueta
                                           -----------------------
                                           ROBERTO C. GOIZUETA

                            THE COCA-COLA COMPANY

                    NOTICE OF ANNUAL MEETING OF SHARE OWNERS

TO THE OWNERS OF COMMON STOCK
OF THE COCA-COLA COMPANY

     The Annual Meeting of Share Owners of The Coca-Cola Company, a Delaware corporation (the "Company"), will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on Wednesday, April 19, 1995, at 9:00 a.m., local time, for the following purposes:

          1. To elect one Director to serve until the 1996 Annual Meeting of Share Owners and to elect five Directors to serve until the 1998 Annual Meeting of Share Owners;

          2. To vote upon a proposal to amend the 1991 Stock Option Plan of The Coca-Cola Company;

          3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company to serve for the 1995 fiscal year; and

          4. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     Share owners of record at the close of business on February 20, 1995, are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. A list of share owners of the Company as of the close of business on February 20, 1995, will be available for inspection during normal business hours from April 4 through April 18, 1995, at the offices of Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, Wilmington, Delaware.

                                          By Order of the Board of Directors

                                          SUSAN E. SHAW
                                          Secretary

Atlanta, Georgia
March 3, 1995

     EACH SHARE OWNER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A SHARE OWNER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                             THE COCA-COLA COMPANY
                              ONE COCA-COLA PLAZA
                             ATLANTA, GEORGIA 30313

                                                                   March 3, 1995

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHARE OWNERS
                           TO BE HELD APRIL 19, 1995

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Coca-Cola Company (the "Company") to be voted at the Annual Meeting of Share Owners of the Company to be held at the Gold Ballroom, Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on April 19, 1995, at 9:00 a.m., local time, and at any adjournments or postponements thereof.

     All proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later dated proxy or by voting in person at the Annual Meeting.

     The mailing address of the principal executive offices of the Company is One Coca-Cola Plaza, Atlanta, Georgia 30313. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to share owners is March 3, 1995.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Regarding the election of Directors to serve until the 1996 or 1998 Annual Meeting of Share Owners, in voting by proxy, share owners may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the other proposals to be voted upon, share owners may vote in favor of a proposal, against a proposal or may abstain from voting. Share owners should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees, FOR the proposal to amend the 1991 Stock Option Plan and FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors. Directors will be elected by a plurality of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting. Approval of the amendment of the 1991 Stock Option Plan will require the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote. Ratification of the appointment of Ernst & Young LLP as independent auditors will require the affirmative vote of the holders of a majority of the shares of Common Stock of the Company voting on the proposal in person or by proxy at the Annual Meeting. Thus, in the case of approval of the amendment of the 1991 Stock Option Plan, abstentions will have the same effect as a negative vote, but abstentions will have no effect on the vote for election of Directors or ratification of the appointment of independent auditors. Broker non-votes will not be included in vote totals and will have no effect on the outcome of the vote.

     Only owners of record of shares of Common Stock of the Company at the close of business on February 20, 1995, are entitled to vote at the meeting or adjournments or postponements thereof. Each owner of record on the record date is entitled to one vote for each share of Common Stock of the Company so held. On February 20, 1995, there were 1,273,581,997 shares of Common Stock of the Company issued and outstanding.

                             ELECTION OF DIRECTORS

                                    (ITEM 1)

BOARD OF DIRECTORS

     The Board of Directors of the Company, pursuant to the By-Laws of the Company, has determined that the number of Directors of the Company is fourteen. The Directors are divided into three classes, each class serving for a period of three years, which has been the practice of the Company since 1945.

     Approximately one-third of the members of the Board of Directors are elected by the share owners annually. The Directors whose terms will expire at the 1995 Annual Meeting of Share Owners are Herbert A. Allen, Charles W. Duncan, Jr., Roberto C. Goizueta, James D. Robinson, III and Peter V. Ueberroth, all of whom have been nominated to stand for reelection as Directors at the 1995 Annual Meeting of Share Owners to hold office until the 1998 Annual Meeting of Share Owners and until their successors are elected and qualified. M. Douglas Ivester, who was first elected as a Director on July 21, 1994, has also been nominated to stand for reelection as a Director at the 1995 Annual Meeting of Share Owners to hold office until the 1996 Annual Meeting of Share Owners and until his successor is elected and qualified.

     Should any one or more of these nominees become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of Directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for all named nominees for the election of such substitute nominee or nominees.

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE ELECTION OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR M. DOUGLAS IVESTER AS A DIRECTOR TO HOLD OFFICE UNTIL THE 1996 ANNUAL MEETING OF SHARE OWNERS AND UNTIL HIS SUCCESSOR IS ELECTED AND QUALIFIED AND FOR HERBERT A. ALLEN, CHARLES W. DUNCAN, JR., ROBERTO C. GOIZUETA, JAMES D. ROBINSON, III AND PETER V. UEBERROTH AS DIRECTORS TO HOLD OFFICE UNTIL THE 1998 ANNUAL MEETING OF SHARE OWNERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHARE OWNERS SPECIFY IN THEIR PROXY A CONTRARY CHOICE.

                        NOMINEE FOR ELECTION TO TERM EXPIRING 1996
- -------------------------------------------------------------------------------------------
                     M. DOUGLAS IVESTER                            Director since 1994
                     Atlanta, Georgia                              Age 47

                     Mr. Ivester was elected President, Chief Operating Officer and a
                     Director of the Company on July 21, 1994. In January, 1985, Mr.
                     Ivester was elected Senior Vice President and Chief Financial Officer of the Company and served in that capacity until June, 1989, when he was appointed President of the Company's European Community Group. He
(Photo)              was appointed President of Coca-Cola USA in August, 1990, and was
                     appointed President of the North America Business Sector in September,
                     1991. He served in the latter capacity until he was elected to the positions of Executive Vice President of the Company, Principal
                     Operating Officer/North America, effective April 15, 1993. He is Chairman of the Board of Directors of Coca-Cola Enterprises Inc. and a director of Georgia-Pacific Corporation.

                     Member of the Executive Committee of the Board of Directors of
                     the Company.
- -------------------------------------------------------------------------------------------

                        NOMINEES FOR ELECTION TO TERM EXPIRING 1998
- -------------------------------------------------------------------------------------------
                     HERBERT A. ALLEN                              Director since 1982
                     New York, New York                            Age 54

                     Mr. Allen is President, Chief Executive Officer and a Managing
(Photo)              Director of Allen & Company Incorporated, a privately held investment banking firm, and has held these positions for more than the past five years.

                     Chairman of the Compensation Committee and a member of the Finance and
                     Executive Committees of the Board of Directors of the Company.
- -------------------------------------------------------------------------------------------
                     CHARLES W. DUNCAN, JR.                        Director since 1981
                     Houston, Texas                                Age 68

                     Mr. Duncan is a private investor and has been a private investor for more than the past five years. He previously served as a Director of
(Photo)              the Company from 1964 to 1977. Mr. Duncan is a director of American
                     Express Company, Chemical Banking Corporation, Newfield Exploration
                     Co., Inc., Panhandle Eastern Corporation and United Technologies
                     Corporation, and is a member of the International Advisory
                     Board of Elf Aquitaine, Inc.

                     Chairman of the Audit Committee and a member of the Executive
                     Committee of the Board of Directors of the Company.
- -------------------------------------------------------------------------------------------
                     ROBERTO C. GOIZUETA                           Director since 1980
                     Atlanta, Georgia                              Age 63

                     Mr. Goizueta is Chairman of the Board of Directors and Chief Executive
(Photo)              Officer of the Company and has held these positions since March, 1981.
                     Mr. Goizueta is a director of Eastman Kodak Company, Ford Motor
                     Company, SONAT Inc., SunTrust Banks, Inc., Trust Company of Georgia
                     and Trust Company Bank.

                     Chairman of the Executive Committee of the Board of Directors of the
                     Company.
- -------------------------------------------------------------------------------------------
                     JAMES D. ROBINSON, III                        Director since 1975
                     New York, New York                            Age 59

                     Mr. Robinson is President of J. D. Robinson Inc., a strategic advisory company, and Principal, RRE Investors, LLC, a private investment
(Photo)              company. He is also Senior Advisor to Trust Company of the West. He previously served as Chairman, Chief Executive Officer and a director of American Express Company from 1977 to 1993. Mr. Robinson is a director of Alexander & Alexander Services Inc., Bristol-Myers Squibb
                     Company, First Data Corporation, New World Communications Group, Inc.
                     and Union Pacific Corporation.

                     Chairman of the Committee on Directors and a member of the Public
                     Issues Review Committee of the Board of Directors of the Company.
- -------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------
                     PETER V. UEBERROTH                            Director since 1986
                     Newport Beach, California                     Age 57

                     Mr. Ueberroth has been an investor and Managing Director of The
(Photo)              Contrarian Group, Inc., a management company, since 1989. He was
                     Commissioner of Major League Baseball from 1984 until March, 1989. Mr.
                     Ueberroth is a director of Doubletree Hotels Corp. and Transamerica
                     Corporation.

                     Member of the Compensation and Audit Committees of the Board of
                     Directors of the Company.
- -------------------------------------------------------------------------------------------
                         INCUMBENT DIRECTORS -- TERM EXPIRING 1997
- -------------------------------------------------------------------------------------------
                     RONALD W. ALLEN                               Director since 1991
                     Atlanta, Georgia                              Age 53

                     Mr. Allen is Chairman of the Board of Directors, President and Chief
                     Executive Officer of Delta Air Lines, Inc., a major U.S. air
(Photo)              transportation company. Mr. Allen has been Chairman of the Board and
                     Chief Executive Officer since 1987, holding the additional title of
                     President from August, 1990 through April, 1991 and since March, 1993.
                     He is a director of NationsBank Corporation.

                     Member of the Executive Committee and the Committee on Directors of
                     the Board of Directors of the Company.
- -------------------------------------------------------------------------------------------
                     DONALD F. McHENRY                             Director since 1981
                     Washington, D.C.                              Age 58

                     Mr. McHenry is University Research Professor of Diplomacy and
                     International Affairs at Georgetown University and a principal owner
(Photo)              and President of The IRC Group, a New York City and Washington, D.C.
                     consulting firm. He has held these positions for more than the past five years. Mr. McHenry is a director of American Telephone &
                     Telegraph Company, Bank of Boston Corporation, International
                     Paper Company and SmithKline Beecham PLC.

                     Chairman of the Public Issues Review Committee and a member of the
                     Audit Committee and the Committee on Directors of the Board of
                     Directors of the Company.
- -------------------------------------------------------------------------------------------
                     PAUL F. OREFFICE                              Director since 1985
                     Lake Tahoe, Nevada                            Age 67

                     Mr. Oreffice retired as Chairman of the Board of Directors of The Dow
(Photo)              Chemical Company in 1992, which position he had held for more than five years. The Dow Chemical Company is a diversified chemical, metals, plastics and packaging company. He is a director of CIGNA
                     Corporation, Morgan Stanley Group Inc, and Northern Telecom Limited.

                     Member of the Finance Committee and the Committee on Directors of the
                     Board of Directors of the Company.
- -------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------
                     JAMES B. WILLIAMS                             Director since 1979
                     Atlanta, Georgia                              Age 61

                     Mr. Williams is Chairman of the Board of Directors and Chief Executive
                     Officer of SunTrust Banks, Inc., a bank holding company. He assumed the position of Chairman of the Board of Directors in 1991 and of
(Photo)              Chief Executive Officer in 1990. He served as President in 1990 and as
                     Vice Chairman from 1984 to 1990. He is a director of Sun Banks, Inc.,
                     Trust Company Bank, Trust Company of Georgia, Genuine Parts Company,
                     Georgia-Pacific Corporation, Rollins, Inc., RPC Energy Services, Inc.
                     and SONAT Inc.

                     Chairman of the Finance Committee and a member of the Executive
                     Committee of the Board of Directors of the Company.
- -------------------------------------------------------------------------------------------
                         INCUMBENT DIRECTORS -- TERM EXPIRING 1996
- -------------------------------------------------------------------------------------------
                     CATHLEEN P. BLACK                             Director since 1993
                     Washington, D.C.                              Age 50

                     Ms. Black has been President and Chief Executive Officer of Newspaper
                     Association of America, a newspaper industry organization, since May,
                     1991. Until May, 1991, Ms. Black had been a director of and Executive
(Photo)              Vice President/ Marketing for Gannett Company, Inc. since July, 1985, and President, then publisher, of USA TODAY since October, 1983. Ms.
                     Black served as a Director of the Company from April, 1990 to May,
                     1991, and was again elected as a Director in October, 1993.

                     Member of the Public Issues Review Committee of the Board of Directors
                     of the Company.
- -------------------------------------------------------------------------------------------
                     WARREN E. BUFFETT                             Director since 1989
                     Omaha, Nebraska                               Age 64

                     Mr. Buffett is Chairman of the Board of Directors and Chief Executive
                     Officer of Berkshire Hathaway Inc., a diversified holding company, and
(Photo)              has held these positions for more than the past five years. From
                     August, 1991 until June, 1992, he assumed the additional positions of
                     Interim Chairman of the Board and Interim Chief Executive Officer of
                     both Salomon Inc and Salomon Brothers Inc. He remains a director of
                     Salomon Inc and is also a director of Capital Cities/ABC, Inc., The
                     Gillette Company and USAir Group, Inc.

                     Member of the Audit and Finance Committees of the Board of Directors
                     of the Company.
- -------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------
                     SUSAN B. KING                                 Director since 1991
                     Corning, New York                             Age 54

                     Ms. King has been Leader in Residence, Hart Leadership Program, Duke
                     University, since January, 1995. She was Senior Vice President --
                     Corporate Affairs of Corning Incorporated from March, 1992 through
                     April, 1994, and previously served as President of Steuben Glass, a
(Photo)              manufacturer and retailer of fine crystal and a division of Corning
                     Incorporated, from 1987 to March, 1992. Corning Incorporated is principally engaged in laboratory services and the manufacture and sale of products made from specialty glasses and related inorganic materials.

                     Member of the Compensation and Public Issues Review Committees of the
                     Board of Directors of the Company.
- -------------------------------------------------------------------------------------------
                     WILLIAM B. TURNER                             Director since 1980
                     Columbus, Georgia                             Age 72

                     Mr. Turner is Chairman of the Executive Committee of W. C. Bradley Co.
                     W. C. Bradley Co. is involved in manufacturing, real estate
(Photo)              development and sporting goods. Mr. Turner is also Chairman of the
                     Board of Directors of Columbus Bank and Trust Company and a director and Chairman of the Executive Committee of Synovus Financial Corp.,
                     which company provides banking and financial services. He is a director of Total System Services, Inc.

                     Member of the Executive, Compensation and Finance Committees of the
                     Board of Directors of the Company.
- -------------------------------------------------------------------------------------------

OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY

     The following table sets forth information regarding beneficial ownership of the Company's Common Stock by each Director, the Company's five most highly compensated executive officers and the Directors and executive officers of the Company as a group.

                                        AGGREGATE NUMBER      PERCENT OF
                                           OF SHARES          OUTSTANDING
               NAME                    BENEFICIALLY OWNED       SHARES
- -----------------------------------    ------------------     -----------
Herbert A. Allen...................          4,759,821(1)            *
Ronald W. Allen....................              4,000               *
Cathleen P. Black..................              5,100(2)            *
Warren E. Buffett..................        100,000,000(3)          7.9%
Charles W. Duncan, Jr..............          3,492,624(4)            *
Susan B. King......................              5,000               *
Donald F. McHenry..................             10,293               *
Paul F. Oreffice...................            105,000(5)            *
James D. Robinson, III.............              6,000(6)            *
William B. Turner..................         16,533,295(7)          1.3%
Peter V. Ueberroth.................             34,000(8)            *
James B. Williams..................         45,081,581(9)          3.5%
Roberto C. Goizueta................         36,048,909(10)         2.8%
M. Douglas Ivester.................          1,882,413(11)           *
John Hunter........................            685,072(12)           *
Jack L. Stahl......................            467,050(13)           *
Sergio S. Zyman....................            105,963(14)           *
All Directors and Executive
  Officers as a Group (27
  persons).........................        194,127,594(15)        15.2%

- ------------

     * Less than 1% of issued and outstanding shares of Common Stock of the Company.

     (1) Includes 150,545 shares owned by a trust of which Mr. Allen is one of three trustees, 37,472 shares owned by certain members of his family, 1,173,960 shares owned by Allen & Company Incorporated ("ACI"), 17,000 shares owned by Allen Capital International L.P. and 48,000 shares owned by Allen Capital L.P., each of which is an affiliate of ACI's parent company. Does not include 100,000 shares held by ACI's pension plan, over which he does not have voting or investment power.

     (2) Includes 5,000 shares jointly owned with Ms. Black's husband.

     (3) Shares owned indirectly through wholly and majority owned subsidiaries of Berkshire Hathaway Inc., the capital stock of which is owned 40.7% by Mr. Buffett and a trust of which he is trustee but in which he has no beneficial interest, and 3.1% by his wife.

     (4) Includes 2,885,508 shares held as community property with Mr. Duncan's wife, 42,576 shares owned by his wife, 152,388 shares owned by a partnership of which he is a general and limited partner and 168,000 shares owned by a trust of which he is one of three trustees. Does not include 12,000 shares owned by a foundation of which he is one of five directors and as to which he disclaims beneficial ownership.

     (5) Includes 27,000 shares owned by a trust of which Mr. Oreffice is the trustee and his wife is a beneficiary.

     (6) Does not include 2,393,450 shares owned by two trusts of which Mr. Robinson is a beneficiary.

     (7) Includes 14,328,000 shares owned by a company of which Mr. Turner is a director and a significant shareholder, 732 shares owned by his wife and 2,176,591 shares owned by a foundation of which he is one of several trustees. Does not include 112,896 shares owned by a trust of which he is a beneficiary.

     (8) Includes 20,000 shares owned by a trust of which Mr. Ueberroth is one of two trustees and a beneficiary, 4,000 shares owned by his wife and 1,000 shares held by a foundation of which he is one of six directors.

     (9) Includes 27,204,161 shares owned by two foundations of which Mr. Williams is, in both cases, one of five trustees, and 17,852,420 shares owned by a foundation of which he is one of five trustees, another of whom is Mr. Goizueta.

     (10) Includes 179,834 shares credited to Mr. Goizueta's accounts under The Coca-Cola Company Thrift Plan, 5,616,000 shares which are subject to transfer restrictions, 17,852,420 shares owned by a foundation of which he is one of five trustees, another of whom is Mr. Williams, and 8,807,455 shares owned by a foundation of which he is one of three trustees. Also includes 1,100,000 shares which may be acquired upon the exercise of options, all of which are presently exercisable.

     (11) Includes 49,080 shares credited to Mr. Ivester's accounts under The Coca-Cola Company Thrift Plan and 700,000 shares which are subject to transfer restrictions. Also includes 1,013,513 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 1995.

     (12) Includes 5,878 shares credited to Mr. Hunter's accounts under The Coca-Cola Company Thrift Plan and 265,000 shares which are subject to transfer restrictions. Also includes 366,856 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 1995. Includes 3,010 shares owned by his wife and 8,903 shares owned by his daughter.

     (13) Includes 17,501 shares credited to Mr. Stahl's accounts under The Coca-Cola Company Thrift Plan and 183,000 shares which are subject to transfer restrictions. Also includes 234,999 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 1995. Includes 19,543 shares owned by his wife and 807 shares owned by his children. Does not include 1,600 shares owned by a trust of which he is a beneficiary.

     (14) Includes 937 shares credited to Mr. Zyman's accounts under The Coca-Cola Company Thrift Plan and 45,000 shares which are subject to transfer restrictions. Also includes 25,499 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 1995. Includes 4,420 shares owned by his daughters.

     (15) Includes 3,986,181 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 1995.

PRINCIPAL SHARE OWNERS

     Set forth in the table below is information as of February 20, 1995 (except as otherwise noted) with respect to persons known to the Company to be the beneficial owners of more than five percent of the Company's issued and outstanding stock:

                                                     NUMBER OF SHARES                   PERCENT
           NAME AND ADDRESS                         BENEFICIALLY OWNED                  OF CLASS
    -------------------------------                 ------------------                  --------
    SunTrust Banks, Inc. (1)                            114,406,356                        9.0%
      25 Park Place, N.E.
      Atlanta, Georgia 30303

    Berkshire Hathaway Inc. (2)                         100,000,000                        7.9%
      1440 Kiewit Plaza
      Omaha, Nebraska 68131

- ------------

     (1) SunTrust Banks, Inc. ("SunTrust"), a bank holding company, has informed the Company that, as of December 31, 1994, certain subsidiaries of SunTrust held either individually or in various fiduciary and agency capacities an aggregate of 114,406,356 shares, of which 90,273,108 shares of the Company's Common Stock are held in various fiduciary and agency capacities as to which SunTrust and certain of its subsidiaries may be deemed beneficial owners, but as to which SunTrust and such subsidiaries disclaim any beneficial interest. Of such shares held in fiduciary or agency capacities, the subsidiaries have sole voting power with respect to 38,824,061 shares, shared voting power with respect to 24,943,121 shares, sole investment power with respect to 27,213,289 shares and shared investment power with respect to 40,754,254 shares. As to the shares described above, SunTrust has further informed the Company that 86,187,126 of such shares or 6.8% of the

Company's Common Stock are held in various fiduciary and agency capacities by Trust Company Bank, which is a direct subsidiary of Trust Company of Georgia and an indirect subsidiary of SunTrust. Also, of such shares held in fiduciary and agency capacities, 21,165,447 shares of the Company's Common Stock are held by Trust Company Bank, as Trustee under The Coca-Cola Company Thrift Plan, a portion of which are included in the shareholdings of the executive officers disclosed in the table of beneficial ownership of securities above. Trust Company Bank owns individually 12,686,976 shares of the Company's Common Stock, Trust Company of Georgia owns individually 6,106,272 shares of the Company's Common Stock and Preferred Surety Corporation, a direct subsidiary of Trust Company of Georgia and an indirect subsidiary of SunTrust, owns individually 5,340,000 shares of the Company's Common Stock as to which SunTrust may be deemed a beneficial owner.

     (2) Berkshire Hathaway Inc. ("Berkshire"), a diversified holding company, the capital stock of which is beneficially owned 40.7% by Warren E. Buffett and a trust of which he is a trustee but in which he has no beneficial interest, and 3.1% by Mr. Buffett's wife, Susan T. Buffett, has informed the Company that certain wholly or majority owned subsidiaries of Berkshire hold an aggregate of 100,000,000 shares of the Company's current issued and outstanding Common Stock. All of such shares are included in the shareholdings of Mr. Buffett disclosed in the table of beneficial ownership of securities above.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS AND COMPENSATION OF DIRECTORS

     In accordance with the By-Laws of the Company, the Board of Directors has established an Executive Committee, a Finance Committee, an Audit Committee, a Compensation Committee, a Committee on Directors and a Public Issues Review Committee. The members of these Committees are indicated on pages 2 through 6 of this Proxy Statement.

     The Executive Committee, during the intervals between meetings of the Board of Directors, may exercise the powers of the Board of Directors except with respect to a limited number of matters, which include amending the Certificate of Incorporation or the By-Laws of the Company, adopting an agreement of merger or consolidation for the Company and recommending to the share owners of the Company a merger of the Company, the sale of all or substantially all of the assets of the Company or the dissolution of the Company. The Executive Committee did not meet in 1994.

     The Finance Committee, which is composed entirely of outside Directors, reviews and recommends to the Board of Directors the financial policies of the Company formulated by management with respect to the financial affairs and accounting policies of the Company. The Finance Committee has oversight of the budget and of all of the financial operations of the Company. The Finance Committee met five times in 1994.

     The Audit Committee, which is composed entirely of outside Directors, recommends to the Board of Directors the engagement of the independent auditors of the Company and reviews with the independent auditors the scope and results of the Company's audits, the Company's internal accounting controls and the professional services furnished by the independent auditors to the Company. The Audit Committee met three times in 1994.

     The Compensation Committee, which is composed entirely of outside Directors, reviews and approves all salary arrangements and other remuneration for officers of the Company. It also is responsible for review of certain benefit plans and for administration of the Stock Option Plans, the Long Term Performance Incentive Plan, the Executive Performance Incentive Plan and the Restricted Stock Award Plans. The Compensation Committee met five times in 1994.

     The Committee on Directors, which is composed entirely of outside Directors, recommends to the Board of Directors candidates for election to the Board of Directors and reviews matters relating to potential conflicts of interest and Directors' fees and retainers. The Committee on Directors will consider recommendations for nominees for directorships submitted by share owners. The Committee on Directors met twice in 1994.

     The Public Issues Review Committee, which is composed entirely of outside Directors, reviews Company policy and practice relating to significant public issues of concern to share owners, the Company, the business community and the general public. The Public Issues Review Committee met once in 1994.

     In 1994, the Board of Directors held seven meetings and Committees of the Board of Directors held a total of 16 meetings. Overall attendance at such meetings was 93%. All of the Directors attended more than 75% of the aggregate of all meetings of the Board of Directors and the Committees on which they served during 1994.

     Officers of the Company who are also Directors do not receive any fee or remuneration for services as members of the Board of Directors or of any Committee of the Board of Directors. Nonmanagement Directors receive a retainer fee of $50,000 per annum, $1,500 for each Board meeting attended and $1,500 for each Committee meeting attended. The chairman of each Committee receives an additional retainer fee of $5,000 per annum. Nonmanagement Directors may elect to defer receipt of all or part of their annual retainer fee until a date or dates no earlier than the year following the year in which their service as a Director terminates.

     In addition, the Company provides certain insurance and retirement benefits to members of the Board of Directors who are not employees of the Company, including $30,000 term life insurance for each Director, $100,000 group accidental death and dismemberment insurance and $200,000 group travel accident insurance coverage while traveling on bona fide Company business. Health and dental coverage is also provided. Costs to the Company for all such benefits for 1994 totaled $44,525. The Directors' Retirement Plan, as amended, provides that all Directors who are not employees of the Company and who, upon their retirement from the Board of Directors, (i) have served at least five years on the Board of Directors, and (ii) are at least 55 years old on the date of such retirement, shall be entitled to an annual retirement benefit equal to the annual retainer then payable to the Directors. Such retirement benefit will be paid to the retired Director or his or her surviving spouse for a period of time not to exceed the retired Director's total number of years of service on the Board of Directors or the retired Director may elect, no less than one year prior to retirement, to receive a lump sum payment upon retirement or pre-retirement death.

     In 1994, the Company entered into a one-year agreement with The IRC Group ("IRC"), a company of which Donald F. McHenry, a Director of the Company, is President and a substantial share owner. Under this agreement, IRC provides consulting services to the Company on international affairs and business activities and is paid $185,000. The Company contemplates utilizing the services of and paying a similar amount to IRC in 1995.

CERTAIN TRANSACTIONS

     James B. Williams, a Director of the Company, is Chairman of the Board and Chief Executive Officer of SunTrust. Subsidiary banks of SunTrust engage in ordinary course of business banking transactions with the Company and its subsidiaries, including the making of loans on customary terms. Trust Company Bank, a subsidiary of SunTrust, also holds in its portfolio equipment leases pursuant to which the Company paid approximately $195,000 in 1994 for the lease of trailers used to haul syrup. A SunTrust subsidiary leases office space in a building owned by a Company subsidiary and located at 711 Fifth Avenue, New York, New York. The current lease was modified in 1993 to extend the expiration date, originally set for 1995 under a 1990 extension, to 1997, and to set a new escalating scale of base rental amounts. The Company subsidiary was paid in 1994, and is expected to be paid in 1995, approximately $109,000, and escalating payments in future years, under the renegotiated lease. Trust Company Bank has extended a line of credit to the Company for which it received fees of approximately $65,000 in 1994. In the opinion of management, the terms of such lease and credit arrangements are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of their execution. In 1994, a subsidiary of the Company issued a guarantee in the amount of $100,000,000 to Trust Company Bank and other banks under a letter of credit for the benefit of a bottler in the Coca-Cola system. In the opinion of management, the terms of such guarantee are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of its execution.

     Trust Company Bank serves as agent for a syndicate of banks for a $200,000,000 credit facility dated December 22, 1993, for The Coca-Cola Bottling Company of New York, Inc. ("Coca-Cola New York"), a company in which the Company then held a temporary majority interest and now holds an approximate 49% interest. Pursuant to that facility, Trust Company Bank also committed to lend Coca-Cola New York up to $55,700,000 and Coca-Cola New York paid to SunTrust and Trust Company Bank in 1994 an aggregate of $1,474,000 in interest. In the opinion of management, the terms of such arrangements are fair and reasonable and as favorable to Coca-Cola New York as could have been obtained from a wholly unrelated party.

     Warren E. Buffett, a Director of the Company, is Chairman of the Board of Directors, Chief Executive Officer and the major share owner of Berkshire Hathaway Inc., which company and its affiliates hold significant equity interests in Capital Cities/ABC, Inc. and in USAir Group, Inc. In 1994, the Company paid approximately $1,375,000 to subsidiaries of Capital Cities/ABC, Inc. for marketing research services and video production and satellite services, and paid approximately $972,000 to USAir Group, Inc. for advertising and under marketing incentive agreements.

     See "Committees of the Board of Directors; Meetings and Compensation of Directors" on page 9 and "Compensation Committee Interlocks and Insider Participation" on page 23.

                             EXECUTIVE COMPENSATION

     The following tables and narrative text discuss the compensation paid in 1994 and the two prior fiscal years to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM COMPENSATION
                                                          ---------------------------------------
                                                                         SECURITIES
                                                                         UNDERLYING                   ALL
                              ANNUAL COMPENSATION         RESTRICTED     OPTIONS/                    OTHER
  NAME AND PRINCIPAL    -------------------------------     STOCK           SAR           LTIP      COMPEN-
       POSITION         YEAR     SALARY        BONUS      AWARDS(9)      AWARDS(#)     PAYOUTS(12)  SATION(13)
- ----------------------  ----   ----------    ----------   ----------     ---------     ----------   --------
Roberto C. Goizueta     1994   $1,548,167(5) $2,823,000(7)          0            0     $1,463,616   $150,522
  Chairman of the       1993    1,454,000(5)  2,200,000(8)          0            0      1,380,816    138,724
  Board & Chief         1992    1,401,000(5)  1,800,000(8)          0            0      1,290,528    130,815
  Executive Officer

M. Douglas Ivester(1)   1994      567,500       600,000(7)          0      250,000(11)    522,288     50,337
  President & Chief     1993      520,000       270,000(8)          0      320,000        492,696     47,613
  Operating Officer     1992      467,500       228,000(8)          0      100,000        473,796     40,890

John Hunter(2)          1994      512,500(6)    350,000(7)          0       80,000        574,560     31,460
  Executive Vice        1993      486,250       240,000(8) $  654,375(10)  245,000        361,920     25,740
  President             1992      418,998       228,000(8)  2,084,375(10)        0        287,520     22,468

Jack L. Stahl(3)        1994      400,140(6)    260,000(7)          0(10)   60,000(11)    522,288     36,527
  Senior Vice           1993      379,282(6)    180,000(8)    654,375       30,000        492,696     33,737
  President             1992      350,248(6)    175,000(8)          0       60,000        391,500     23,878

Sergio S. Zyman(4)      1994      348,333       235,000(7)    759,375(10)   75,000        332,640     24,857
  Senior Vice           1993      116,233        76,000(8)  1,308,750(10)   51,000            --      15,215
  President             1992           --            --           --           --             --         --

- ------------

     (1) Compensation for the last 8 1/2 months of 1993 and the first 6 1/2 months of 1994 reflects service in position as Principal Operating Officer of the North America Business Sector. Compensation for the last 5 1/2 months of 1994 reflects service in new position as President and Chief Operating Officer.

     (2 )Compensation for 1993 reflects 8 1/2 months of service in new position as Principal Operating Officer of the International Business Sector.

     (3) Compensation for 1994 reflects 5 1/2 months of service in new position as President of the Company's Coca-Cola USA Division.

     (4) Compensation for 1993 reflects 4 1/2 months of service in new position as Chief Marketing Officer. Mr. Zyman was not employed by the Company in 1992.

     (5) Includes $180,000 in deferred compensation. The Company credits $15,000 monthly to a deferred account for Mr. Goizueta on the Company's books. Amounts credited to the account plus interest thereon will be paid to him in ten annual installments, commencing one year after termination of his employment with the Company. In the event of Mr. Goizueta's disability or death prior to payment of all amounts deferred under this agreement, the balance will be paid to Mr. Goizueta or his beneficiary.

     (6) Includes fees paid by Coca-Cola Amatil Limited, in which the Company held a temporary majority interest in 1994, for service as a director as follows: approximately U.S.$25,248 to each of Mr. Hunter and Mr. Stahl for 1992; approximately U.S.$24,282 to Mr. Stahl for 1993; and approximately U.S.$13,140 to Mr. Stahl for 1994. The Company plays no role in the determination or authorization of such fees.

     (7) Under the Executive Performance Incentive Plan approved by the share owners of the Company in 1994, cash awards are made to participants based upon the individual's contributions to the improvement of operating results, growth, profitability and efficient operation of the Company. Awards are paid to participants annually during the year following the Executive Performance Incentive Plan year after certification of performance goals. In the event of a change in control, participants earn the right to receive awards equal to the target percentage of their annual salaries as if their performance goals had been met, pro-rated to reflect the number of months a participant was employed in the plan year. Under this Plan, for 1994, $1,823,000 was awarded to Mr. Goizueta, $241,000 to Mr. Ivester, $228,000 to Mr. Hunter, $163,000 to Mr. Stahl and $163,000 to Mr. Zyman. In consideration of the contributions of each executive officer, the Committee also granted discretionary awards for 1994 as follows: $1,000,000 to Mr. Goizueta, $359,000 to Mr. Ivester, $122,000 to Mr. Hunter, $97,000 to Mr. Stahl and $72,000 to Mr. Zyman.

     (8) Under the Annual Performance Incentive Plan, cash awards are made to participants based upon the individual's contribution to the attainment of overall Company objectives and individual goals. Awards are paid to participants annually during the year following the Annual Performance Incentive Plan year. In the event of a change in control, participants earn the right to receive awards equal to the target percentage of their annual salaries as if their performance goals had been met, pro-rated to reflect the number of months a participant was employed in the plan year.

     (9) Share owners should be aware that the Company's restriction periods are significantly longer than those customarily found in restricted stock award plans. For example, restrictions on one named executive officer's first award under the 1983 Restricted Stock Award Plan will not lapse, assuming he does not die or become disabled and that no change in control occurs, for a minimum of 22 years and a maximum of 32 years from the date of grant.

     Under the 1983 Restricted Stock Award Plan, restrictions on awards granted prior to 1991 lapse when the participant retires, becomes disabled or dies, or upon a change in control. Currently, restrictions on awards granted in and after 1991 pursuant to the 1983 Restricted Stock Award Plan and awards granted pursuant to the 1989 Restricted Stock Award Plan lapse when the participant retires at or after age 62 on a date which is at least five years from the award date, becomes disabled or dies, or upon a change in control. Restrictions on the award granted under the 1982 Restricted Stock Award Agreement between the Company and Mr. Goizueta lapse when the recipient retires, becomes disabled or dies, or upon a change in control.

     The aggregate restricted stock holdings at the end of 1994 for Mr. Goizueta were 5,616,000 shares (value at year end equaled $289,224,000, which is 327% of the value at grant dates); for Mr. Ivester, 700,000 shares (value at year end equaled $36,050,000, which is 552% of the value at grant dates); for Mr. Hunter, 265,000 shares (value at year end equaled $13,647,500, which is 212% of the value at grant dates); for Mr. Stahl, 183,000 shares (value at year end equaled $9,424,500, which is 226% of the value at grant dates); and for Mr. Zyman, 45,000 shares (value at year end equaled $2,317,500, which is 112% of the value at grant dates). The restricted stock was awarded pursuant to the 1982 Restricted Stock Award Agreement, the 1983 Restricted Stock Award Plan and the 1989 Restricted Stock Award Plan.

     Dividends on all stock awards are paid at the same rate as paid to all share owners. The 1983 Restricted Stock Award Plan and the 1982 Restricted Stock Award Agreement provide for the Company to make cash payments to recipients of awards made pursuant to these plans in amounts equal to the recipients' income tax liability on these awards when the restrictions lapse. Receipt of these cash payments also causes recipients to incur income tax liability, but no cash payments are made to the recipients to offset this liability. No cash payments for reimbursement of any income tax liability are provided under the 1989 Restricted Stock Award Plan.

     The shares awarded under these plans have been adjusted, as necessary, to reflect the 2-for-1 stock split that occurred on May 1, 1992, the 2-for-1 stock split that occurred on May 1, 1990, and the 3-for-1 stock split that occurred on June 16, 1986.

     (10) These Restricted Stock Awards were made pursuant to the 1989 Restricted Stock Award Plan. Thus, as was discussed in footnote 9, all income taxes resulting from these awards are the responsibility of the recipient.

     (11) Adjusted, as necessary, for the 2-for-1 stock split that occurred on May 1, 1992.

     (12) Includes the entire amount for the three-year periods ending December 31, 1994, 1993 and 1992 although one-half of such amount is subject to forfeiture if the recipient leaves the employ of the Company prior to December 31, 1996, except by reason of retirement, death or disability (or unless pursuant to a change in control). Mr. Zyman's awards reflect theoretical participation and are meant to reimburse him for loss of income incurred upon joining the Company.

     (13) For 1994, includes: for Mr. Goizueta: $4,500 contributed by the Company to The Coca-Cola Company Thrift Plan (the "Thrift Plan", described below), $138,334 accrued under The Coca-Cola Company Supplemental Benefit Plan (the "Supplemental Plan", described below), and $7,688 in above-market interest earned on amounts deferred under the Company's 1986 Compensation Deferral and Investment Program (the "CDIP", described below); for Mr. Ivester: $4,500 contributed by the Company to the Thrift Plan, $33,710 accrued under the Supplemental Plan, and $12,127 in above-market interest earned on amounts deferred under the CDIP; for Mr. Hunter: $4,500 contributed by the Company to the Thrift Plan and $26,960 accrued under the Supplemental Plan; for Mr. Stahl:
$4,500 contributed by the Company to the Thrift Plan, $19,900 accrued under the Supplemental Plan, and $12,127 in above-market interest earned on amounts deferred under the CDIP; and for Mr. Zyman: $4,500 contributed by the Company to the Thrift Plan, $8,230 accrued under the Supplemental Plan, and $12,127 in above-market interest earned on amounts deferred under the CDIP.

     Under the Thrift Plan, the Company contributes to each participant's account maintained under the Thrift Plan an annual amount of Company stock equal to 100% of the participant's contributions to the Thrift Plan but not more than 3% of (a) the participant's earnings or (b) $150,000 for 1994, whichever is lower.

     The Supplemental Plan provides a benefit to any eligible individual for whom the 3% matching contribution would otherwise be in excess of the maximum permitted under the Thrift Plan. The difference between the theoretical Company matching contribution under the Thrift Plan for each participant, without regard to the legally imposed maximum, and the maximum contribution permitted under the law is used to determine the number of theoretical shares of Common Stock of the Company which would have been purchased for the participant's account in the absence of the IRS limitation on participant earnings of $150,000 for 1994. The value of the accumulated theoretical shares, including dividends, is paid in cash to the individual at termination of employment.

     The CDIP, as amended, permitted salaried employees of the Company and certain of its subsidiaries whose base annual salary was at least $50,000, to defer, on a one-time basis, up to $50,000 of the compensation earned between May, 1986 and April, 1987. Amounts deferred are expected to be credited with annual compound interest at a variable annual rate of at least 16%. The rate for the period from May, 1994 through April, 1995 is 16%. Prior to early retirement age, the amounts credited will be paid out when the participant no longer is an employee of the Company. At enrollment, each participant elected a method of distribution either (a) as a level annuity payable from the date of retirement until attainment of age 80, or (b) split between pre-retirement payments commencing no earlier than 1993 and a level annuity payable from the date of retirement until attainment of age 80. Participants are allowed to make a one-time election to defer the commencement of monthly annuity payments until the earlier of age 65 or death.

                                               OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                         INDIVIDUAL GRANTS
                      --------------------------------------------------------
                                       % OF TOTAL
                       NUMBER OF        OPTIONS/
                       SECURITIES         SARS
                       UNDERLYING      GRANTED TO     EXERCISE
                      OPTIONS/SARS     EMPLOYEES       OR BASE
                        GRANTED        IN FISCAL        PRICE       EXPIRATION
        NAME              (#)             YEAR        ($/SHARE)        DATE
- --------------------  ------------     ----------     ---------     ----------
Roberto C. Goizueta            0            --              --              --
M. Douglas Ivester       250,000(1)        3.7%        $ 50.75(1)   10/18/2004
John Hunter               80,000(1)        1.2%          50.75(1)   10/18/2004
Jack L. Stahl             60,000(1)         .9%          50.75(1)   10/18/2004
Sergio S. Zyman           75,000(1)        1.1%          50.75(1)   10/18/2004

                                                                                   POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                                 ANNUAL RATES OF STOCK PRICE APPRECIATION
                                                                                       FOR OPTION TERM (10 YEARS)*
                                                                       ----------------------------------------------------------

                                                                                    5%                            10%
                                                                       --------------------------    ----------------------------
                                                                       PRICE PER     AGGREGATE       PRICE PER      AGGREGATE
        NAME                                                             SHARE         VALUE           SHARE          VALUE
- --------------------                                                   ---------  ---------------    ---------   ----------------
Roberto C. Goizueta                                                                            --                              --
M. Douglas Ivester                                                      $ 82.72        $7,993,125(2)  $131.44         $20,173,125(2)
John Hunter                                                               82.72         2,557,800(2)   131.44           6,455,400(2)
Jack L. Stahl                                                             82.72         1,918,350(2)   131.44           4,841,550(2)
Sergio S. Zyman                                                           82.72         2,397,938(2)   131.44           6,051,938(2)

All Share Owners as a Group                                             $ 82.72   $40,794,777,242     $131.44    $102,958,247,326
Named executives' portion of assumed value gained by all share owners   $ 82.72            .00036     $131.44              .00036

- ------------
     * The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Common Stock of the Company. The gains reflect a future value based upon growth at these prescribed rates. The Company did not use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower, value. The Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

     It is important to note that options have value to the listed executives and to all option recipients only if the stock price advances beyond the grant date price shown in the table during the effective option period.

     (1) These awards were made pursuant to the 1991 Stock Option Plan. Under this plan, the option price must be not less than 100% of the fair market value of the Company's Common Stock on the date the option is granted. The fair market value of a share of the Company's Common Stock is the average of the high and low market prices at which a share of stock was sold on the date of grant. Stock options awarded may not be exercised during the first twelve months after the date of grant. Thereafter, options may be exercised only to the extent of a fraction, the numerator of which is the number of whole months from the date of grant and the denominator of which is thirty-six. All unexercisable stock options granted pursuant to the plan become exercisable upon an optionee's retirement, death or disability or upon a change in control. The plan allows shares of Common Stock of the Company to be used to satisfy any resulting Federal, state and local tax liabilities, but does not provide for a cash payment by the Company for income taxes payable as a result of the exercise of a stock option award. This plan is the same in all material respects as the 1983 Stock Option Plan and the 1987 Stock Option Plan. For a description of proposed amendments to the 1991 Stock Option Plan, see "Proposal to Amend the 1991 Stock Option Plan of The Coca-Cola Company" on page 25 and Exhibit A hereto.

     (2) Not discounted to present value. Using a discount rate of 10%, which approximates the cost of capital, the present value of the assumed potential realizable value of Mr. Ivester's awards are $3,081,696 at a 5% annual rate of stock price appreciation and $7,777,613 at a 10% annual rate of stock price appreciation. The present value of the assumed potential realizable value of Mr. Hunter's awards are $986,143 at a 5% annual rate of stock price appreciation and $2,488,836 at a 10% annual rate of stock price appreciation. The present value of the assumed potential realizable value of Mr. Stahl's award is $739,607 at a 5% annual rate of stock price appreciation and $1,866,627 at a 10% annual rate of stock price appreciation. The present value of the assumed potential realizable value of Mr. Zyman's award is $924,509 at a 5% annual rate of stock price appreciation and $2,333,284 at a 10% annual rate of stock price appreciation.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FY-END OPTION/SAR VALUES(1)

                                                                         NUMBER OF         VALUE OF UNEXERCISED
                                                                        SECURITIES             IN-THE-MONEY
                                                                        UNDERLYING             OPTIONS/SARS
                                                                        UNEXERCISED           AT FY-END ($)
                                                                      OPTIONS/SARS AT           (BASED ON
                                                                        FY-END (#)          $51.50 PER SHARE)
                            SHARES ACQUIRED           VALUE            EXERCISABLE/            EXERCISABLE/
           NAME               ON EXERCISE          REALIZED(2)         UNEXERCISABLE          UNEXERCISABLE
- --------------------------  ---------------      ---------------      ---------------      --------------------
Roberto C. Goizueta             200,000            $ 6,218,750(3)       1,100,000/0           $ 46,440,625/0

M. Douglas Ivester               59,820              2,098,164(4)         966,843/              29,385,958/
                                                                          423,337                1,899,902

John Hunter                      18,782                611,370(3)         339,825/              10,343,510/
                                                                          196,393                1,324,736

Jack L. Stahl                    12,000                420,625(5)         224,998/               7,396,695/
                                                                           85,002                  255,120

Sergio S. Zyman                      --                     --             19,832/                 152,459/
                                                                          106,168                   87,374

- ------------

     (1) The share numbers, and market and exercise prices have been adjusted, as necessary, for the 2-for-1 stock split that occurred on May 1, 1992, the 2-for-1 stock split that occurred on May 1, 1990, and the 3-for-1 stock split that occurred on June 16, 1986.

     (2) An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amounts contained in the Value Realized column reflect the increase in the price of the Company's Common Stock from the option award date to the option exercise date. No cash is realized until the shares received upon exercise of an option are sold. Mr. Goizueta has not sold any shares of Company Common Stock in more than 20 years.

     (3) The exercise price of the stock option was $9.28125, which is equal to the fair market value of a share of the Company's Common Stock on the date of grant, which was July 21, 1988.

     (4) The exercise prices of the stock options were $9.6875 for 27,500 shares and $9.28125 for 32,320 shares. The exercise prices are equal to the fair market value of a share of the Company's Common Stock on the grant dates, which were October 16, 1986, and July 21, 1988, respectively.

     (5) The exercise price of the stock option was $5.32292, which is equal to the fair market value of a share of the Company's Common Stock on the date of grant, which was October 18, 1984.

           LONG TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR(1)

                                           PERFORMANCE
                          NUMBER OF          OR OTHER             ESTIMATED FUTURE PAYOUTS(2)
                        SHARES, UNITS      PERIOD UNTIL        UNDER NON-STOCK PRICE-BASED PLANS
                          OR OTHER        MATURATION OR     ---------------------------------------
        NAME               RIGHTS             PAYOUT        THRESHOLD       TARGET        MAXIMUM
- --------------------    -------------     --------------    ---------     ----------     ----------
Roberto C. Goizueta       1,274,520          3 years        $ 446,082     $1,274,520     $1,911,780
M. Douglas Ivester          550,260          3 years          192,591        550,260        825,390
John Hunter                 550,260          3 years          192,591        550,260        825,390
Jack L. Stahl               454,860          3 years          159,201        454,860        682,290
Sergio S. Zyman             303,840          3 years          106,344        303,840        455,760

- ------------

     (1) Effective January 1, 1982, and as amended and approved in 1994 by share owners of the Company at the 1994 Annual Meeting, the Company has established a Long Term Performance Incentive Plan. The Compensation Committee, which administers the plan, awards incentive compensation to certain executive and senior officers of the Company. The Committee determines a base for each participant, calculated on the participant's salary grade midpoint and level of responsibility, for a three-year plan period, which base cannot be increased for that period. The Committee also sets a matrix which contains the target levels for the two performance measures: "Growth in Unit Case Sales" and "Growth in Economic Profit". Actual awards are determined after the end of the three-year period and range from 0% to 150% of the participant's base. The plan is not based on the price of the Company's Common Stock. Subject to continued employment of the participant, unless death, disability or retirement occurs, one-half of each award earned is paid at the close of each three-year performance period. Payment of the other half of each award, the "Restricted Award", is deferred for two years and is subject to forfeiture if the participant's employment with the Company terminates for any reason other than death, disability, retirement or a change in control of the Company in such two-year period. The participant is entitled to accrue interest on the Restricted Award during such two-year period, calculated at rates not in excess of prevailing market interest rates. Upon a change in control of the Company, all awards or portions of awards earned up until such date become fully vested and payable, and additional payments will be made in an amount equal to the participant's liability for any taxes attributable to such payments.

     (2) The threshold amount is equal to .35 times the targeted payout, and if actual Company performance falls below certain parameters, no payouts are made. The target amount is earned if specified performance targets are achieved. The maximum amount that can be earned is 1.5 times the targeted amount.

                               PENSION PLAN TABLE

                                                           YEARS OF CREDITED SERVICE WITH
  ASSUMED AVERAGE ANNUAL                                             THE COMPANY
COMPENSATION FOR FIVE-YEAR      -------------------------------------------------------------------------------------
PERIOD PRECEDING RETIREMENT      15 YEARS       20 YEARS       25 YEARS       30 YEARS       35 YEARS       40 YEARS
- ---------------------------     ----------     ----------     ----------     ----------     ----------     ----------
        $   500,000             $  175,000     $  200,000     $  225,000     $  250,000     $  275,000     $  295,121
          1,000,000                350,000        400,000        450,000        500,000        550,000        593,871
          1,500,000                525,000        600,000        675,000        750,000        825,000        892,621
          2,000,000                700,000        800,000        900,000      1,000,000      1,100,000      1,191,371
          2,500,000                875,000      1,000,000      1,125,000      1,250,000      1,375,000      1,490,121
          3,000,000              1,050,000      1,200,000      1,350,000      1,500,000      1,650,000      1,788,871
          3,500,000              1,225,000      1,400,000      1,575,000      1,750,000      1,925,000      2,087,621
          4,000,000              1,400,000      1,600,000      1,800,000      2,000,000      2,200,000      2,386,371
          4,500,000              1,575,000      1,800,000      2,025,000      2,250,000      2,475,000      2,685,121
          5,000,000              1,750,000      2,000,000      2,250,000      2,500,000      2,750,000      2,983,871
          5,500,000              1,925,000      2,200,000      2,475,000      2,750,000      3,025,000      3,282,621
          6,000,000              2,100,000      2,400,000      2,700,000      3,000,000      3,300,000      3,581,371
          6,500,000              2,275,000      2,600,000      2,925,000      3,250,000      3,575,000      3,880,121
          7,000,000              2,450,000      2,800,000      3,150,000      3,500,000      3,850,000      4,178,871

     This table sets forth the annual retirement benefits payable under the Employee Retirement Plan of The Coca-Cola Company (the "Retirement Plan", described below), the retirement portion of the Supplemental Plan and The Coca-Cola Company Key Executive Retirement Plan (the "Key Executive Plan", described below) upon retirement at age 65 based on an employee's assumed average annual compensation for the five-year period preceding retirement and assuming actual retirement on January 1, 1995. The benefits listed in the table are not subject to any reduction for Social Security or other offset amounts.

     Generally, compensation utilized for pension formula purposes includes salary and annual bonus reported in the Summary Compensation Table. Awards under the Long Term Performance Incentive Plan are also included in the computation of benefits under the Retirement Plan, the Key Executive Plan and the Supplemental Plan. Company contributions received under the Company's Thrift Plan and Supplemental Plan are not included in the calculation of the named executive's compensation for purposes of the pension benefit.

     The Retirement Plan is a tax-qualified defined benefit plan and, subject to certain maximum and minimum provisions, bases pension benefits on a percentage of (a) the employee's final average compensation (the five highest consecutive calendar years of compensation out of the employee's last eleven years of credited service) or (b) $150,000 for 1994, whichever is lower, times the employee's years of credited service. Service and age requirements for early retirement and benefit reductions for early retirement are reduced for participants who terminate for any reason within two years after a change in control. The term "compensation" includes salary, overtime, commissions and performance incentive awards of the participants.

     The Supplemental Plan also provides a benefit to eligible persons whenever 100% of their pension benefits under the Retirement Plan are not permitted to be funded or paid through that plan because of limits imposed by the Internal Revenue Code of 1986, which limitations were $118,800 in 1994. If a participant is entitled to a pension benefit from the Retirement Plan because of termination of employment for any reason within two years subsequent to a change in control, then the change in control provisions in the Retirement Plan will apply to the calculation of the participant's pension benefit under the Supplemental Plan. These vested benefits are payable on termination of employment.

     The Key Executive Plan provides certain executive and other key senior officers of the Company annually, upon retirement, 20% of the average pay, including awards pursuant to the Long Term Performance Incentive Plan, for the five highest consecutive years out of the employee's last eleven years of credited service, increased 1% for each year of vested service with the Company up to a maximum of 35 years (i.e., up to 55%). The amount any participant will receive under the Key Executive Plan will be reduced, dollar for dollar, by amounts payable under the Retirement Plan. Eligibility for early retirement benefits under the Key Executive Plan commences when the participant has completed ten years of service with the Company and is 55 years old, or when the participant reaches age 60. Normal retirement benefits commence when the participant reaches age 65. If a participant should die prior to retirement, his or her surviving spouse will receive accrued benefits under the Key Executive Plan, less any other survivor income benefits payable under the Retirement Plan. There is also a benefit to a participant's surviving spouse if the participant dies after retirement. These vested benefits are payable on termination of employment. In the event of a change in control, all benefits accrued to participants would immediately vest and, if a participant's employment terminates within two years after a change in control, his or her benefits would be paid in cash in a lump sum. In certain cases, such benefits are calculated assuming continuation of employment to the first date on which the employee would have satisfied the eligibility requirements with assumed increases of 8% per annum in covered compensation. Also in such event, the Company will pay the employee an additional amount equal to the liability, if any, under Section 4999 of the Internal Revenue Code of 1986, attributable to lump sum payments under the Key Executive Plan.

     The respective years of credited service as of December 31, 1994, for the persons named in the Summary Compensation Table are as follows: Mr. Goizueta,
40.5 years; Mr. Ivester, 15.2 years; Mr. Hunter, 19.4 years; Mr. Stahl, 15.5 years; and Mr. Zyman, 9.7 years.

     As reported in previous Proxy Statements, the Company entered into an Incentive Unit Agreement with Mr. Goizueta in 1988. Each Incentive Unit is equal to the market value of one share of the Company's Common Stock, and is payable, in cash, upon the recipient's death, retirement or disability or upon a change in control of the Company. Dividends are not paid on Incentive Units. The 1988 Incentive Unit Agreement provides for the Company to make a cash payment to the recipient of the award made pursuant to this agreement in an amount equal to the recipient's income tax liability on this award when the restrictions lapse. Receipt of this cash payment also causes the recipient to incur income tax liability, but no cash payment is made to the recipient to offset this liability. Under this agreement, 800,000 Incentive Units were awarded to Mr. Goizueta. The units awarded under this agreement have been adjusted to reflect the 2-for-1 stock split that occurred on May 1, 1992, and the 2-for-1 stock split that occurred on May 1, 1990. The award was made in 1988 and no further award can be made pursuant to the Incentive Unit Agreement.

     As reported in previous Proxy Statements, the Company entered into a Performance Unit Agreement with Mr. Goizueta in 1985. Pursuant to this agreement, Mr. Goizueta received 1,440,000 Performance Units. The value of each Performance Unit is equal to the increase in the market value of a share of the Company's Common Stock over $5.15625, the price of a share of the Company's Common Stock on January 2, 1985. The number of Performance Units and the base price thereof reflect adjustments for the 2-for-1 stock split that occurred on May 1, 1992, the 2-for-1 stock split that occurred on May 1, 1990, and the 3-for-1 stock split that occurred on June 16, 1986. The value of the Performance Units will be determined and paid in cash as of the date of the recipient's retirement, death or disability, or upon a change in control of the Company. The award was made in 1985 and no further award can be made pursuant to the Performance Unit Agreement.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and the Report of the Compensation Committee of The Coca-Cola Company on Executive Compensation shall not be incorporated by reference into any such filings.

                               PERFORMANCE GRAPH

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
                 THE COCA-COLA COMPANY, S&P 500 INDEX AND FOOD,
                          BEVERAGE AND TOBACCO GROUPS

                                  TOTAL RETURN
                     STOCK PRICE PLUS REINVESTED DIVIDENDS

                                   (Graph)


Measurement Period
(Fiscal Year Covered)           KO              S&P             FBT*
Measurement Pt. - 12/31/89      $100            $100            $100
FYE 12/31/90                    $123            $ 97            $114
FYE 12/31/91                    $215            $126            $167
FYE 12/31/92                    $228            $136            $171
FYE 12/31/93                    $246            $150            $152
FYE 12/31/94                    $289            $152            $160


- ---------------------------------------------------------------------
                                                        Food, Beverage
The Coca-Cola Company           The S&P 500               & Tobacco*
        (KO)                       (S&P)                    (FBT)
- ---------------------------------------------------------------------

     * Based on information for a self-constructed peer group of the Food, Beverage and Tobacco Groups of companies as published in The Wall Street Journal, which includes the following companies, but from which the Company has been excluded:

      Anheuser-Busch Companies, Inc., Brown-Forman Corporation, Adolph Coors Co., Coca-Cola Bottling Co. Consolidated, Coca-Cola Enterprises Inc., PepsiCo, Inc., Whitman Corporation, Archer Daniels Midland Company, Borden, Inc., Campbell Soup Company, ConAgra, Inc., CPC International Inc., Dean Foods Company, Dole Food Company, Inc., Flowers Industries, Inc., General Mills, Inc., Gerber Products Company, H.J. Heinz Co., Hershey Foods Corporation, Geo. A. Hormel & Co., Kellogg Company, Lance, Inc., McCormick & Company, Incorporated, The Quaker Oats Company, Pet Incorporated, Ralcorp Holdings Inc., Ralston-Continental Baking Group, Ralston Purina Company, Sara Lee Corporation, Tyson Foods, Inc., Wm. Wrigley Jr. Co., American Brands, Inc., Philip Morris Companies, Inc., Universal Corp., UST Inc.

     The Company's performance graph in its 1994 proxy statement did not include Ralcorp Holdings Inc., which is now reported as a part of the Food, Beverage and Tobacco Groups of companies as published in The Wall Street Journal.

     The total return assumes that dividends were reinvested quarterly and is based on a $100 investment on December 31, 1989.

                      REPORT OF THE COMPENSATION COMMITTEE
               OF THE BOARD OF DIRECTORS OF THE COCA-COLA COMPANY
                           ON EXECUTIVE COMPENSATION

     In accordance with rules adopted in 1992 by the Securities and Exchange Commission, as amended in 1993, the Compensation Committee of the Board of Directors of The Coca-Cola Company offers this report regarding compensation policies for executive officers and the Chief Executive Officer of the Company.

     The Company's primary objective is to maximize share-owner value over time. To accomplish this objective, the Company has adopted a comprehensive business strategy. The overall goal of the Compensation Committee is to develop executive compensation policies and practices which are consistent with and linked to the Company's strategic business objectives.

     There are certain principles to which the Committee adheres in structuring the compensation packages of executive officers. They are as follows:

          LONG-TERM AND AT-RISK FOCUS: The majority of pay for senior executive officers should be composed of long-term, at-risk pay to focus management on the long-term interests of share owners. Less emphasis is placed on salary and annual incentives.

          EQUITY ORIENTATION: Equity-based plans should comprise a major part of the at-risk portion of total compensation to instill ownership thinking and to link compensation to corporate performance and share-owner interests. Consistent with this philosophy, the Company encourages and in some plans requires executives to hold stock delivered through equity-based plans.

          MANAGEMENT DEVELOPMENT: To support the Board of Directors in fulfilling its responsibility of identifying future business leaders, compensation opportunities should be structured to attract and retain those individuals who can maximize the creation of share-owner value. The compensation structure should support the Company's philosophy of moving potential leaders throughout the system, exposing them to many types of markets and operations.

          COMPETITIVENESS: The Company emphasizes total compensation opportunities and focuses less attention on the competitive posture of each component of compensation. The development of at-risk pay policies is driven more by Company strategy than by competitive practice. Over time, the level of the Company's competitiveness in compensation opportunities should be based on the Company's stock price performance relative to other large companies. In line with this principle, current total compensation competitiveness is targeted in the top quartile of the range of total compensation of a comparator group of companies described in the next section of this report.

     These principles apply to compensation policies for all executive officers, and there is no differentiation in application to officers named in the compensation table, other executive officers or other key individuals covered by the executive compensation plans of the Company. Further, the Committee does not follow the principles in a mechanical fashion; rather, the Committee uses its experience and judgment in determining the mix of compensation for each individual. The Committee believes that current compensation practices and levels meet the principles described herein.

     The principles have guided Committee action since a restructuring of the executive compensation approach was adopted in 1983. From January, 1983 through the end of 1994, earnings per share have grown at a compound annual rate of 16% and share-owner value has increased by more than $58 billion.

     This growth in value occurred despite the increasingly competitive market conditions, economic disruption in many key international markets and highly unusual and unfavorable weather conditions in several locations that began in the early 1990s and continued until 1994. Growth in global unit case volume in 1992 and 1993 lagged management expectations. Midway through 1994, both domestic and international case sale volume began to surge, and the Company is well positioned for future growth. As a result of this momentum, the Company's market value increased by $7.8 billion during 1994. The Committee believes that the long-term focus on value creation engendered by the compensation principles kept management focus on the strategies that transcend short-term fluctuations in market conditions.

     For precisely this reason, the Committee affirms its commitment to continuing the compensation policies that have contributed to past success and which ensure continuity of executive leadership.

     The sections that follow illustrate these policies.

COMPONENTS OF EXECUTIVE COMPENSATION

     The four primary components of executive compensation are:

        - Base Salary
        - Annual Incentives
        - Long Term Incentives
        - Benefits

     Each category is offered to key executives in various combinations, structured in each case to meet varying business objectives, to cumulatively provide a level of total compensation that places in the top (fourth) quartile of the range of total compensation offered by a comparator group. The companies selected for comparison of total compensation differ from those included in the Performance Graph in an earlier section of this proxy statement, because the Company seeks talent from a broader group of companies than the Food, Beverage and Tobacco Groups against which performance is compared.

     Total compensation comparators are selected by screening large public companies for such performance characteristics as profit growth and return on equity. Those which exhibit leadership in the performance measures over sustained periods are selected as benchmarks for the Company's total compensation standards.

     The philosophy underlying each category is discussed herein.

     BASE SALARY. Base salary is targeted at the third quartile of the range for the comparator group. Increases in base salary are at competitive levels but occur at frequencies ranging from 12 months to 36 months, depending upon recent performance, time in job, level of pay and other factors. The lag between increases in base pay is designed to ensure that focus remains on the long-term portion of the total compensation package. Increases in base pay are determined by individual performance rather than Company performance, and are based on subjective evaluations of all factors.

     Base salary for Mr. Goizueta was increased by 17.5% in August, 1994. The prior increase granted to Mr. Goizueta was 28 months earlier, in April, 1992. The amount and timing of the increase were based on leadership that positioned the Company for continuing the superb operating results and enhancement of share-owner value.

     With individual variation, base pay for the executive officer group generally falls within the targeted third quartile. Mr. Goizueta's base pay now falls in the middle of the fourth quartile.

     ANNUAL INCENTIVES. The Company has maintained the Annual Performance Incentive Plan, and adopted the Executive Performance Incentive Plan effective January 1, 1994. Executive officers may be selected for participation in either, but not both, of these plans. The Committee reserves the right to grant discretionary bonuses based on subjective evaluation of each executive officer's individual performance. Each Plan is described below.

          ANNUAL PERFORMANCE INCENTIVE PLAN. Target annual incentives are established for each key executive, including participating executive officers. The actual award is based on profit growth, unit volume increase and personal performance, and may be greater or less than the target annual incentive. Below a threshold level of performance, no awards may be granted. Generally, profit growth and unit volume increase are weighted slightly higher than personal performance, but the Committee may adjust weightings to take into account unusual circumstances. Opportunities are targeted at the third quartile of the range of the comparator group.

          EXECUTIVE PERFORMANCE INCENTIVE PLAN. This Plan was approved by share owners in 1994. The Committee may approve some or all of the executive officers for participation in the Plan each year, and executive officers selected for participation shall not be eligible for participation in the Annual

     Performance Incentive Plan. Target annual incentives are established for each approved executive officer. The award is based on operating profit growth (for those directly in charge of an operating unit), earnings per share gain (for all other participants), unit volume increase and change in share of carbonated soft drink sales, and may be greater or less than the target annual incentive set under this plan. Nearly 95% of the award is determined from equal weightings on volume growth and either earnings per share or operating profit growth, with the remaining amount determined by change in share of sales. Payments from this Plan are intended to qualify as tax-deductible performance-based compensation under the terms of Section 162(m) of the Internal Revenue Code of 1986. Opportunities are targeted at the third quartile of the range of the comparator group.

          Competitive 1994 annual incentive data is not yet available. Measured against historical competitive standards, cumulative annual incentives paid to executive officers generally fell within the targeted third quartile, with individual variation.

          Mr. Goizueta earned an annual incentive award of $2,823,000 for 1994, consisting of $1,823,000 from the Executive Performance Incentive Plan and a discretionary award of $1,000,000. These awards, which fall in the fourth quartile of the historical competitive standards, were made in consideration of the strong volume and profit growth posted by global operations of the Company in 1994, as well as Mr. Goizueta's role in establishing a new leadership team focused on expanding that growth.

          Annual incentives from various plans may be earned by about 3,500 employees each year.

     LONG-TERM INCENTIVES. Long-term incentives comprise the largest portion of the total compensation package for executive officers. There are three forms of long-term incentives utilized for executive officers, including stock options, restricted stock and long-term incentive plans with cash awards. In any given year, an executive officer may be offered participation in a single plan or in a combination of plans.

     As framed by the guiding principles listed earlier, the Company targets a level of total compensation in the top (fourth) quartile of the comparator group range. Because base salary and annual incentives are targeted in the third quartile, the compensation focus for executive officers is clearly on long-term incentives. The scope of long-term incentive opportunities offered to each executive officer is determined first by the difference between desired level of total compensation and the combined amount of base salary and annual incentives, and, with respect to grants of stock-related items, by adjustment for recent Company performance.

     Factors which influence decisions regarding what form of long-term incentives to grant to a particular executive officer include tenure with the Company, history of past grants, time in current job and level of, or significant changes in, responsibility. These subjective criteria are used for determining grant type for all executive officers.

     Each form of long-term incentive is discussed below.

          RESTRICTED STOCK. The Restricted Stock Award Plans are designed to focus executives, including executive officers, on the long-term performance of the Company for the duration of their careers. Contrary to competitive practice, grants of restricted shares are subject to forfeiture until retirement, death, disability or a change in control. In addition, all grants after July, 1991 are forfeited if separation from the Company occurs before age 62 and before five years have elapsed from the date of the grant. These features result in the Company's ability to retain, throughout their entire careers, those individuals who are key to the creation of share-owner value.

          Currently, 60 key employees hold shares of restricted stock.

          In 1994, no award of restricted stock was made to Mr. Goizueta.

          STOCK OPTIONS. Options provide executives with the opportunity to buy and maintain an equity interest in the Company and to share in the appreciation of the value of the stock. Stock options only have value if the stock price appreciates in value from the date the options are granted.

          In 1994, a study was conducted related to the competitive positioning and level of impact on the business of associates in job grades close to but below the customary cut-off for stock option grants. As a result of this study, the Committee approved the granting of options to a broader group, and more than twice as many associates received option grants in 1994 as did in 1993. Over 5,600 people received option grants in 1994.

          Executives are encouraged to hold shares received upon the exercise of the options, linking their interests to those of share owners. Mr. Goizueta has not sold any Company stock in over 20 years.

          Mr. Goizueta did not receive a stock option grant in 1994.

          LONG TERM PERFORMANCE INCENTIVE PLAN. The Long Term Performance Incentive Plan is a three-year performance plan. The Plan has previously measured performance against a matrix pairing return on equity and growth in income from continuing operations, and awards have varied based on the Company's level of attainment against these parameters. Below a threshold level of performance, no awards could be earned. Restrictions are attached on one-half of any award earned for two years after the end of the performance period.

          In 1994, the Committee recommended, and share owners approved a revision to the Plan which establishes unit case volume growth and growth in economic profit as the two performance measures which drive this Plan. The Committee believes that these factors are the key contributors, over time, to the creation of share-owner value. The role of this Plan is to maintain executive focus on the drivers of the business at all times, regardless of periodic distortions in the capital markets caused by external factors.

          The weight of each factor varies throughout the matrix. Considering the entire matrix, each factor carries approximately a 50% weight.

          Currently, 19 key employees participate in the long term incentive plan described above.

          Mr. Goizueta earned an award of $1,463,616 for the performance period ended December 31, 1994. Actual growth in Income from Continuing Operations and Return on Equity determined the amount of this award, which fell in the high end of the spectrum of potential awards.

     BENEFITS. Benefits offered to key executives serve a different purpose than do the other elements of total compensation. In general, they provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to key executives are largely those that are offered to the general employee population, with some variation, primarily to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

     TAX COMPLIANCE POLICY. A feature of the Omnibus Budget Reconciliation Act of 1993 limits deductibility of certain compensation for the Chief Executive Officer and the additional four executive officers who are highest paid and employed at year end to $1 million per year, effective for tax years beginning on or after January 1, 1994. If certain conditions are met, including the removal of positive discretion in the determination of individual rewards, compensation may be excluded from consideration of the $1 million limit. The policy of this Committee related to this Act is to establish and maintain a compensation program which maximizes the creation of long-term share-owner value.

     In 1994, share owners approved the Executive Performance Incentive Plan and a revised Long Term Performance Incentive Plan, both of which meet the conditions necessary for exclusion from consideration of non-deductibility. The Company's Stock Option Plan by its terms meets the necessary conditions. The actions taken evidence the Committee's approach to complying with the intent of the Act. It must be noted, however, that the Committee is obligated to the Board and the share owners of the Company to recognize and reward performance which increases the value of the Company. Accordingly, the Committee will continue to exercise discretion in those instances where the mechanistic approaches necessary under tax law considerations would compromise the interests of share owners.

     SUMMARY. The Committee believes the executive compensation policies and programs described in this Report serve the interests of the share owners and the Company. Pay delivered to executives is intended to be linked to, and commensurate with, Company performance and with share-owner expectations. The Committee cautions that the practice and the performance results of the compensation philosophy described herein should be measured over a period sufficiently long to determine whether strategy development and implementation are in line with, and responsive to, share-owner expectations.

                                          Herbert A. Allen, Chairman
                                          Susan B. King
                                          William B. Turner
                                          Peter V. Ueberroth

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company is composed entirely of the four outside directors named as signatories to the Compensation Committee report above, as was the case during fiscal 1994.

     Herbert A. Allen, who serves as Chairman of the Compensation Committee of the Company's Board of Directors, is President, Chief Executive Officer and a director of Allen & Company Incorporated ("ACI") and a principal share owner of ACI's parent. ACI has leased and subleased office space since 1977 in the building now owned by a subsidiary of the Company and located at 711 Fifth Avenue, New York, New York. The current lease was entered into in 1985 and in February, 1994 was modified to extend the original 1997 expiration date to 2006, to provide for the rental of additional office space and to set a new escalating scale of base rental amounts, commencing in 1994, for such space. In 1994, ACI paid approximately $1.8 million under this lease and it is expected ACI will pay approximately $1.9 million in 1995, and escalating payments in future years, under the terms of the new lease. In the opinion of management, the terms of the lease agreement are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of its execution.

     Mr. Allen, directly and indirectly, holds an approximate 41% equity interest in Excalibur Technologies Corporation ("Excalibur"). In 1992, the Company entered into an agreement with Excalibur to purchase a software product and support services for the Company's information management systems. The Company made a payment to Excalibur of approximately $625,000 in 1994 pursuant to this agreement and an arrangement for software support for a five-year period. In the opinion of management, the terms of the agreement with Excalibur are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties for a comparable product and services at the time of its execution.

                          THE MAJOR INVESTEE COMPANIES

     The Company holds approximately 44% of the issued and outstanding shares of common stock of Coca-Cola Enterprises Inc. ("Coca-Cola Enterprises"), approximately 30% of Coca-Cola Bottling Co. Consolidated ("Coca-Cola Consolidated"), approximately 49% of Coca-Cola Amatil Limited ("Coca-Cola Amatil"), approximately 49% of Coca-Cola Beverages Ltd. ("Coca-Cola Beverages"), approximately 49% of The Coca-Cola Bottling Company of New York, Inc. ("Coca-Cola New York") and approximately 30% of Coca-Cola FEMSA, S.A. de C.V. ("Coca-Cola FEMSA").

CERTAIN TRANSACTIONS WITH INVESTEE COMPANIES

     James B. Williams, a Director of the Company, is Chairman of the Board of Directors and Chief Executive Officer of SunTrust. Subsidiary banks of SunTrust engaged in ordinary course of business banking transactions in 1994, and are expected to engage in similar transactions in 1995, with Coca-Cola Enterprises and its subsidiaries, including the making of loans on customary terms.

     On December 30, 1994, Trust Company Bank, a subsidiary of SunTrust, acted as lead bank of a consortium of banks which issued a letter of credit in favor of Coca-Cola New York in the amount of $100,000,000, for which Trust Company Bank received fees of $104,000.

     Trust Company Bank participates in a syndicate of lenders which provides a senior credit facility to Coca-Cola Beverages, originally in the aggregate amount of Cdn.$440 million and reduced to Cdn.$400 million in January 1995. Under this facility, Trust Company Bank's commitment currently is

Cdn.$50 million. Trust Company Bank received fees of approximately Cdn.$163,000, and interest of approximately Cdn.$1,971,000, with respect to such facility in 1994. In the opinion of management, the terms of such arrangements are fair and reasonable and as favorable to Coca-Cola Beverages as could have been obtained from a wholly unrelated party.

     Warren E. Buffett, a Director of the Company, is Chairman of the Board of Directors, Chief Executive Officer and the major share owner of Berkshire Hathaway Inc., which company holds a significant equity interest in USAir Group, Inc. USAir Group, Inc. paid approximately $828,000 to Coca-Cola Enterprises or its affiliates and approximately $461,000 to Coca-Cola New York in 1994 for soft drink products.

OWNERSHIP OF SECURITIES IN COCA-COLA ENTERPRISES, COCA-COLA CONSOLIDATED, COCA-COLA AMATIL, COCA-COLA BEVERAGES AND COCA-COLA FEMSA

     The following table sets forth information regarding ownership of the common stock of Coca-Cola Enterprises, Coca-Cola Consolidated, Coca-Cola Amatil, Coca-Cola Beverages and Coca-Cola FEMSA of each Director, the Company's five most highly compensated executive officers and the Directors and executive officers of the Company as a group.

                                                                      AGGREGATE NUMBER      PERCENT OF
                                                                          OF SHARES         OUTSTANDING
                  NAME                             ENTITY            BENEFICIALLY OWNED       SHARES
- -----------------------------------------  -----------------------   -------------------    -----------
Herbert A. Allen.........................  Coca-Cola Enterprises           2,715,004(1)          2.1%
Charles W. Duncan, Jr....................  Coca-Cola Enterprises              40,000(2)            *
Peter V. Ueberroth.......................  Coca-Cola Enterprises               1,000(3)            *
Roberto C. Goizueta......................  Coca-Cola Enterprises               5,000               *
M. Douglas Ivester.......................  Coca-Cola Enterprises              12,460(4)            *
                                           Coca-Cola Amatil                    3,125               *
Jack L. Stahl............................  Coca-Cola Enterprises               1,000               *
                                           Coca-Cola Amatil                    3,125               *
All Directors and Executive Officers as a
  group (27 persons).....................  Coca-Cola Enterprises           2,776,464             2.2%
                                           Coca-Cola Amatil                   12,306               *
                                           Coca-Cola Beverages                 1,600               *
                                           Coca-Cola FEMSA                     1,500(5)            *

- ------------

     * Less than 1% of issued and outstanding shares of common stock of the indicated entity.

     (1) Includes 2,596,600 shares owned by Allen & Company Incorporated ("ACI"), 91,304 shares owned by a trust of which Mr. Allen is one of three trustees and 12,000 shares owned by members of Mr. Allen's family. Does not include 35,000 shares held by ACI's pension plan over which Mr. Allen does not have voting or investment power.

     (2) Includes 30,000 shares jointly owned with Mr. Duncan's wife and 10,000 shares owned by a partnership of which he is a general and limited partner.

     (3) Shares are owned by a trust of which Mr. Ueberroth is one of two trustees.

     (4) Includes 210 shares jointly owned with Mr. Ivester's parents, 796 shares owned by his wife and 85 shares owned by his mother-in-law.

     (5) Denotes number of American Depositary Receipts.

                               PROPOSAL TO AMEND
              THE 1991 STOCK OPTION PLAN OF THE COCA-COLA COMPANY

                                    (ITEM 2)

DESCRIPTION OF THE PROPOSED AMENDMENT AND VOTE REQUIRED

     On February 21, 1991, the Board of Directors adopted the 1991 Stock Option Plan of The Coca-Cola Company (the "1991 Plan"), and directed that the 1991 Plan be submitted to the share owners at the 1991 Annual Meeting. The 1991 Plan became effective when it received such approval at the 1991 Annual Meeting.

     On February 15, 1995, the Compensation Committee of the Board of Directors voted to amend the 1991 Plan and on February 16, 1995, the Board of Directors directed that such amendment be submitted for the approval of share owners at the 1995 Annual Meeting. Such amendment will become effective on the affirmative vote of a majority of the holders of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Should the amendment not be approved, the 1991 Plan will remain in force as originally adopted. The amendment is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, and Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act").

     The proposed amendment changes the 1991 Plan in three principal respects as follows:

          1. The Compensation Committee will have a longer period during which it may grant options and stock appreciation rights. The 1991 Plan, prior to amendment, provided that no grants could be made after April, 1998. The Compensation Committee believes that the shares allocated to the 1991 Plan should be distributed over a longer period and therefore provided in the amendment that options and stock appreciation rights can be granted until April, 2001. No additional shares of Common Stock are being authorized under the 1991 Plan pursuant to the amendment.

          2. The 1991 Plan, prior to amendment, provided for the possibility of the replacement of outstanding options. Under Section 7 of the 1991 Plan, the Compensation Committee could allow or require the surrender for cancellation of any unexercised options or stock appreciation rights outstanding under the 1991 Plan or any other plan in exchange for new options and rights under the 1991 Plan. No such replacement has ever taken place under the 1991 Plan and the Compensation Committee has no intention of ever replacing unexercised options. Accordingly, this provision is eliminated in the amendment.

          3. The 1991 Plan, prior to amendment, provided, inter alia, that optionees who became disabled or retired had a limited time during which they could exercise their options. Generally, such option holders could exercise their options for no more than 12 months after the date of disability or retirement, unless the option by its terms expired earlier. The amendment provides that options granted after the date of the amendment held by persons who become disabled while employed or within six months after leaving the employ of the Company or who retire retain the exercise period originally provided in the option grant. Thus, as amended, the 1991 Plan will better motivate participants throughout their entire careers. This amendment will apply only to future grants.

     There are some minor technical amendments proposed. Language regarding qualification of the Compensation Committee and the procedure for amendments has been revised to comply with current rules promulgated pursuant to the 1934 Act and to provide additional flexibility.

     The purpose of the 1991 Plan, which is unchanged by the proposed amendment, is to advance the interests of the Company by encouraging and enabling acquisition of a financial interest in the Company by its officers and other key employees. The 1991 Plan is intended to aid the Company in attracting and retaining key employees, to stimulate the efforts of such employees and to strengthen their desire to remain in the Company's employ.

SUMMARY DESCRIPTION OF THE 1991 PLAN

     The following summary of the 1991 Plan, as amended, is qualified in its entirety by reference to the text of the 1991 Plan, as amended, which is attached as Exhibit A. The 1991 Plan has been and would continue to be administered by the Compensation Committee of the Board of Directors. Eligibility requirements for the members of the Compensation Committee shall comply with the provisions of Rule 16b-3 promulgated pursuant to the 1934 Act or any successor rule or regulation. The Compensation Committee has full and final authority, in its discretion, to select the key employees who would be granted stock options and stock appreciation rights and would determine the number of shares subject to each option, the duration of each option and stock appreciation right and the terms and conditions of each option and right granted.

     The major provisions of the 1991 Plan as amended are as follows:

          Eligibility. The Compensation Committee is authorized to grant stock options to any officer, including officers who are also Directors of the Company, and to other key employees of the Company and its Affiliates (as defined in the 1991 Plan).

          Option Price. The option price will be 100% of the fair market value of the Company's Common Stock on the date the option is granted. Fair market value for purposes of the 1991 Plan is the average of the high and low market price of the Company's Common Stock as reported on the New York Stock Exchange Composite Transaction listing on the relevant date.

          Duration of Options. Each stock option will terminate on the date fixed by the Compensation Committee, which shall be not more than ten years after the date of grant.

          Accrual Period. Generally, no option is exercisable for a period of 12 months after the date of grant and thereafter the ratio of the number of shares for which such option is exercisable through any given date may not exceed the ratio of the number of months between the date the option was granted and such given date to a period of 36 months (or such lesser period as may be then or later determined by the Compensation Committee). All options shall become exercisable in full in the event of a Change in Control (as defined in the 1991 Plan), death, disability or Retirement (as defined in the 1991 Plan) of the optionee or as decided by the Compensation Committee.

          Exercise Period. If an optionee's employment by the Company is terminated for any reason, except death, disability or Retirement, the optionee has six months in which to exercise an option (but only to the extent exercisable on the date of termination) unless the option by its terms expires earlier. If the employment of the optionee terminates by reason of Retirement or disability, or, if any optionee becomes disabled within six months after termination of employment, the option may be exercised during the original duration of the option (in such case the circumstances giving rise to the disability would have necessarily arisen during employment). If an optionee dies while an employee or within six months from the date of termination, the right to exercise shall terminate on the earliest to occur of (i) the expiration of 12 months from the date of termination, (ii) the expiration of 12 months from the date of the optionee's death, or (iii) as otherwise provided in the option. The Compensation Committee has the right to alter the terms of any option at grant or while outstanding pursuant to the terms of the 1991 Plan. The occurrence of a Change in Control while an optionee is an employee shall have no effect on the duration of the exercise period.

          Payment. Payment for stock purchased on the exercise of a stock option must be made in full at the time the stock option is exercised. The Compensation Committee may, in its discretion, permit Company Common Stock to be tendered in payment for the exercise price. The Company's acceptance of its Common Stock in payment of exercises of stock options would permit the successive, immediate exercises of options. Thus, an optionee could use cash to exercise an option for one or a few shares of Company Common Stock and thereafter pay for the exercise of subsequent stock options by tendering the newly acquired shares of Company Common Stock to the Company at their fair market value on the date of such exercise. In such case, the optionee would receive the "appreciation value" (i.e., the increase in value equal to the aggregate market value of shares subject to the option over the aggregate exercise price of the option in the form of shares of Common Stock having a fair market value equal to the appreciation value). However, the Compensation Committee has not permitted and does not presently intend to permit such successive immediate exercises. The Compensation Committee presently permits

     (for U.S. taxpayers only) shares of Common Stock to be withheld upon exercise or separately tendered to satisfy U.S. Federal, state and local income tax liabilities due to the exercise.

          Award of Stock Appreciation Rights. The Compensation Committee may at any time grant stock appreciation rights to any officer of the Company who holds a stock option granted under the 1991 Plan or any other stock option granted by the Company. A stock appreciation right allows an officer to whom such a right has been granted and who holds an exercisable stock option to surrender the stock option and to receive from the Company for each stock option surrendered an amount equal to the excess of (i) the fair market value of a share of the Company's Common Stock on the date the stock option is surrendered over (ii) the option price. In the sole discretion of the Compensation Committee, such payment may be made by the Company to the officer by delivering shares of Common Stock of the Company at its then current fair market value or by a cash payment or by delivering a combination of stock and cash.

          The granting of stock appreciation rights and the conditions and limitations with respect to the exercise thereof are designed to provide added flexibility for the acquisition of stock of the Company by officers. The exercise of stock appreciation rights permits an optionee to receive the economic appreciation of the stock option by surrendering it and receiving the amount of the appreciation from the Company in stock or in cash or in stock and cash, as determined by the Compensation Committee. An advantage of such stock appreciation right to the holder of a stock option is that the exercise of the stock appreciation right avoids the necessity for the optionee to finance the cost of exercising the stock option.

          Shares That May Be Issued under the 1991 Plan. A maximum of 38,470,628 shares of the Company's Common Stock, as may be adjusted as described below, remain to be issued or transferred pursuant to stock options and stock appreciation rights granted under the 1991 Plan. This number represents the number of shares of the Company's Common Stock originally authorized in 1991 (30,000,000 shares), adjusted for a 2-for-1 stock split which occurred on May 1, 1992, less 21,529,372 shares already issued or subject to outstanding options or stock appreciation rights issued pursuant to the 1991 Plan as of February 20, 1995. If any stock option or stock appreciation right terminates or is canceled for any reason without having been exercised in full, the shares of stock not issued or transferred will then become available for additional grants of options and stock appreciation rights. No additional shares will be authorized pursuant to the proposed amendment. The 38,470,628 shares available represent approximately 3% of the Company's Common Stock issued and outstanding on February 20, 1995. The number of shares available under the 1991 Plan is subject to adjustment in the event of any stock split, stock dividend, recapitalization, spin-off or other similar action. No individual may be awarded stock options on more than 15% of the shares originally authorized under the 1991 Plan, as adjusted.

          Estimate of Benefits. The number of stock options or stock appreciation rights that will be awarded to the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company pursuant to the 1991 Plan are not currently determinable. Information regarding awards to the Company's Chief Executive Officer and the other four most highly compensated executive officers in 1994 is provided on page 14 of this Proxy Statement. In addition, in 1994, 699,000 stock options under the 1991 Plan were granted to all current executive officers as a group and 6,055,000 options were granted to 5,600 employees, including all current officers who are not executive officers. No awards were made to Directors who are not executive officers.

FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND THE OPTIONEES

     Incentive Stock Options. Some of the options granted under the 1991 Plan may constitute "Incentive Stock Options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Under present Federal tax regulations, there will be no Federal income tax consequences to either the Company or an optionee upon the grant of an ISO, nor will an optionee's exercise of an ISO result in Federal income tax consequences to the Company. Although an optionee will not realize ordinary income upon his exercise of an ISO, the excess of the fair market value of the Common Stock acquired at the time of exercise over the option price may constitute an adjustment in computing alternative minimum taxable income under Section 56 of the Code and, thus, may result in the imposition of the "alternative minimum tax" pursuant to
Section 55 of the Code on the optionee. If an optionee does not dispose of Common Stock acquired through an ISO within one year of the ISO's date of exercise, any gain realized upon a subsequent disposition of Common Stock will constitute long-term capital gain to the optionee. If an optionee disposes of the Common Stock within such one-year period, an amount equal to the lesser of (i) the excess of the fair market value of the Common Stock on the date of exercise over the option price or (ii) the actual gain realized upon such disposition will constitute ordinary income to the optionee in the year of the disposition. An additional gain upon such disposition will be taxed as short-term capital gain. The Company will receive a deduction in an amount equal to the amount constituting ordinary income to an optionee.

     Nonstatutory Options. Certain stock options which do not constitute ISOs ("nonstatutory options") may be granted under the 1991 Plan. Under present Federal income tax regulations, there will be no Federal income tax consequences to either the Company or the optionee upon the grant of a nonstatutory option. However, the optionee will realize ordinary income upon the exercise of a nonstatutory option in an amount equal to the excess of the fair market value of the Common Stock acquired upon the exercise of such option over the option price, and the Company will receive a corresponding deduction. The gain, if any, realized upon a subsequent disposition of such Common Stock will constitute short- or long-term capital gain, depending on the optionee's holding period.

     Stock Appreciation Rights. Under present Federal income tax regulations, there will be no Federal income tax consequences to either the Company or the optionee upon the grant of stock appreciation rights under the 1991 Plan. However, when an optionee exercises a stock appreciation right, the fair market value of the Common Stock issued or transferred and the amount of cash paid, if any, by the Company to the optionee is taxable to the optionee as ordinary income. The Company receives a Federal income tax deduction for the amount constituting ordinary income to the optionee.

     The Federal income tax consequences described in this section are based on laws and regulations in effect on February 20, 1995, and there is no assurance that the laws and regulations will not change in the future and affect the tax consequences of the matters discussed in this section.

TERMINATION OF AND AMENDMENTS TO THE 1991 PLAN

     The Board of Directors may terminate or amend the 1991 Plan from time to time in any manner permitted by applicable laws and regulations, except that no additional shares of the Company's Common Stock may be allocated to the 1991 Plan or any outstanding option repriced or replaced without the approval of the share owners.

MARKET PRICE OF THE COMPANY'S COMMON STOCK

     The average of the high and low market price of the Company's Common Stock as reported on the New York Stock Exchange Composite Transactions listing for February 17, 1995 (the trading day next preceding the holiday of February 20, 1995), was $53.6875 per share.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTIONS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE 1991 STOCK OPTION PLAN. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHARE OWNERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                    (ITEM 3)

     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1995, subject to ratification of this appointment by the share owners of the Company. Ernst & Young LLP has served as independent auditors of the Company for many years and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity.

     One or more representatives of Ernst & Young LLP will be present at this year's Annual Meeting of Share Owners, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock of the Company voting in person or by proxy at the Annual Meeting of Share Owners. If the share owners should not ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider the appointment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 1995 FISCAL YEAR. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHARE OWNERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                              PROXY PROCEDURE AND
                            EXPENSES OF SOLICITATION

     The Company will continue its long-standing practice of holding the votes of all share owners in confidence from the Company, its Directors, officers and employees except: (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation; (iii) in the event that a share owner makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the independent inspectors of election to certify the results of the vote. The Company will also continue, as it has for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

     All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company has engaged Georgeson & Company to assist with the solicitation of proxies for an estimated fee of $19,000 plus expenses. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

     Solicitation may be undertaken by mail, telephone and personal contact by Directors, officers and employees of the Company without additional compensation.

                            SHARE-OWNERS' PROPOSALS

     Proposals of share owners/shareholders intended to be presented at the 1996 Annual Meeting of Share Owners must be received by the Company on or before November 6, 1995, to be eligible for inclusion in the Company's proxy statement and proxy relating to that meeting.

     According to the By-Laws of the Company, a proposal for action to be presented by any share owner at an annual or special meeting of share owners shall be out of order unless specifically described in the Company's notice to all share owners of the meeting and the matters to be acted upon thereat or unless the proposal shall have been submitted in writing to the Chairman of the Board of Directors and received at the principal executive offices of the Company at least 60 days prior to the date of such meeting, and such proposal is, under law, an appropriate subject for share-owner action.

                               OTHER INFORMATION

     As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a Director in place of a nominee named herein who becomes unable to serve or for good cause will not serve and voting on a proposal omitted from the proxy statement pursuant to the rules of the Securities and Exchange Commission, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

     The form of proxy and the proxy statement have been approved by the Board of Directors and are being mailed and delivered to share owners by its authority.

                                          SUSAN E. SHAW
                                          Secretary

Atlanta, Georgia
March 3, 1995

                             ---------------------

     THE ANNUAL REPORT TO SHARE OWNERS OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994, WHICH INCLUDES FINANCIAL STATEMENTS, HAS BEEN MAILED TO SHARE OWNERS OF THE COMPANY. THE ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR THE SOLICITATION OF PROXIES.

                             ---------------------

                                                                       EXHIBIT A

                             THE COCA-COLA COMPANY

                             1991 STOCK OPTION PLAN
                        as amended on February 15, 1995

SECTION 1.  PURPOSE

     The purpose of the 1991 Stock Option Plan of The Coca-Cola Company (the "Plan") is to advance the interest of The Coca-Cola Company (the "Company") and its Affiliates (as defined in Section 4 hereof) by encouraging and enabling the acquisition of a financial interest in the Company by officers and other key employees of the Company or its Affiliates. In addition, the Plan is intended to aid the Company and its Affiliates in attracting and retaining key employees, to stimulate the efforts of such employees and to strengthen their desire to remain in the employ of the Company and its Affiliates.

     The Company may grant stock options which constitute "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or stock options which do not constitute ISOs ("NSOs") (ISOs and NSOs being hereinafter collectively referred to as "Options"). The Company may grant certain officers of the Company stock appreciation rights ("Rights") for use in connection with Options or with other stock options granted by the Company.

SECTION 2.  ADMINISTRATION

     The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") from among its members. Unless and until its members are not qualified to serve on the Committee pursuant to the provisions of the Plan, the Compensation Committee of the Board shall function as the Committee. Eligibility requirements for members of the Committee shall comply with Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), or any successor rule or regulation. No person, other than members of the Committee, shall have any discretion concerning decisions regarding the Plan. The Committee shall determine the key employees of the Company and its Affiliates (including officers, whether or not they are directors) to whom, and the time or times at which, Options and Rights will be granted, the number of shares to be subject to each Option, the duration of each Option or Right, the time or times within which the Option or Right may be exercised, the cancellation of the Option or Right (with the consent of the holder thereof) and the other conditions of the grant of the Option or Right at grant or while outstanding pursuant to the terms of the Plan. The provisions and conditions of the Options and Rights need not be the same with respect to each optionee or with respect to each Option or each Right.

     The Committee may, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and may make determinations and may take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific conditions and provisions of the Options and Rights granted hereunder by the Committee shall be final and conclusive for all purposes and upon all persons including, but without limitation, the Company, its Affiliates, the Committee, the Board, officers and the affected employees of the Company and/or its Affiliates and their respective successors in interest.

SECTION 3.  STOCK

     The stock to be issued, transferred and/or sold under the Plan shall be shares of Common Stock, $.25 par value, of the Company (the "Stock"). The Stock shall be made available from authorized and unissued Common Stock of the Company or from the Company's treasury shares. The total number of shares of Stock that may be issued or transferred under the Plan pursuant to Options and Rights granted thereunder may not exceed 38,470,628 shares (subject to adjustment as described below) as of February 20, 1995. This number represents the number of shares originally authorized in the Plan, adjusted for a 2-for-1 stock split which occurred on May 1, 1992 in accordance with Section 10, less the number of shares already issued or subject to outstanding Options or Rights issued pursuant to the Plan as of February 20, 1995. Such number of shares shall be subject to adjustment in accordance with Section 10 hereof and this Section 3. Stock subject to any unexercised portion of an Option or Right which expires or is cancelled, surrendered or terminated for any reason may again be subject to Options and/or Rights granted under the Plan. Upon surrender of an Option or stock option granted under any other plan heretofore or hereafter adopted by the Company and the exercise of a Right, the number of shares of Stock subject to the surrendered Option or stock option shall be charged against the maximum number of shares of Stock issuable or transferable under the Plan or the stock option plan pursuant to which the surrendered Option or stock option was granted, and such number of shares of Stock shall not be issuable or transferable under such Plan or plan in the future. The surrender of any stock option issued other than pursuant to a stock option plan pursuant to the exercise of a Right shall not result in a charge against the maximum number of shares issuable or transferable under the Plan or any other stock option plan.

SECTION 4.  ELIGIBILITY

     Options and Rights may be granted to employees of the Company and its Affiliates. The term "Affiliates" shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 25% or more of the voting stock or capital at the time of the granting of such Option or Right; provided, however, that no ISO may be granted to any employee of an Affiliate which is not a corporation or to any employee of an Affiliate which is not at least 50% owned, directly or indirectly, by the Company. Any ISOs held by an optionee of an Affiliate which ceases to be 50% owned will become NSOs three (3) months after the date that the Company's ownership of the Affiliate falls below 50%. If ownership falls below 25% an optionee will be considered terminated for purposes of Section 8 on the date that the Company's ownership of the Affiliate falls below 25%. No employee shall be granted the right to acquire pursuant to Options granted under the Plan more than 15% of the aggregate number of shares of Stock originally authorized under the Plan, as adjusted pursuant to Section 10 hereof.

SECTION 5.  AWARDS OF OPTIONS

     Except as otherwise specifically provided herein, Options granted pursuant to the Plan shall be subject to the following terms and conditions:

          (a) Option Price. The option price shall be 100% of the fair market value of the Stock on the date of grant. The fair market value of a share of Stock shall be the average of the high and low market prices at which a share of Stock shall have been sold on the date of grant, or on the next preceding trading day if such date was not a trading date, as reported on the New York Stock Exchange Composite Transactions listing.

          (b) Payment. The option price shall be paid in full at the time of exercise. No shares shall be issued or transferred until full payment has been received therefor. Payment may be in cash or, with the prior approval of and upon conditions established by the Committee, by delivery of shares of Stock owned by the optionee. The optionee, if a U.S. taxpayer, may elect to satisfy Federal, state and local income tax liabilities due by reason of the exercise by the withholding or tendering of shares of Stock. If payment or satisfaction of such tax liabilities is made by the delivery of shares of Stock, the value of the shares delivered (or withheld in the case of tax withholding for U.S. taxpayers) shall be computed on the basis of the average of the high and low market prices at which a share of Stock shall have been sold on the date the optionee elects to deliver shares of Stock upon exercise of an Option, or tenders shares of Stock or has shares of Stock withheld in the case of tax withholding, or on the next preceding trading day if such date was not a trading day, as reported on the New York Stock Exchange Composite Transactions listing.

          (c) Duration of Options. The duration of Options shall be determined by the Committee, but in no event shall the duration of an Option exceed ten (10) years from the date of its grant.

          (d) Other Terms and Conditions. Options may contain such other provisions, not inconsistent with the provisions of the Plan, as the Committee shall determine appropriate from time to time;

     provided, however, that, except in the event of a "Change in Control", death or disability of the optionee or "Retirement", as defined in Section 8, no Option shall be exercisable in whole or in part for a period of twelve (12) months from the date on which the Option is granted, and, subject to the provisions of Section 8 hereof, thereafter the ratio of the number of shares for which any such Option is exercisable through any given date may not exceed the ratio of the number of months between the date on which the Option is granted and such given date to a period of thirty-six
     (36) months (or such lesser period as may be then or later determined by the Committee is its discretion). The grant of an Option and/or Right to any employee shall not affect in any way the right of the Company and any Affiliate to terminate the employment of the holder thereof.

          (e) ISOs. The Committee, with respect to each grant of an Option to an optionee, shall determine whether such Option shall be an ISO, and, upon determining that an Option shall be an ISO, shall designate it as such in the written instrument evidencing such Option. If the written instrument evidencing an Option does not contain a designation that it is an ISO, it shall not be an ISO.

     The aggregate fair market value (determined in each instance on the date on which an ISO is granted) of the Stock with respect to which ISOs are first exercisable by any optionee in any calendar year shall not exceed $100,000 for such optionee. If any subsidiary or Affiliate of the Company shall adopt a stock option plan under which options constituting incentive stock options (as defined in Section 422(b) of the Code) may be granted, the fair market value of the Stock on which any such incentive stock options are granted and the times at which such incentive stock options will first become exercisable shall be taken into account in determining the maximum amount of ISOs which may be granted to the optionee in any calendar year.

SECTION 6.  AWARDS OF RIGHTS

     The Committee may, at any time and in its discretion, grant to any officer of the Company who is awarded or who holds an outstanding Option or any other outstanding stock option granted by the Company the right to surrender such Option (to the extent any Option or such other stock option is otherwise exercisable) and to receive from the Company an amount equal to the excess, if any, of the fair market value of the Stock with respect to which such Option is surrendered on the date of such surrender over the option price of the Option or other stock option surrendered. No ISO may be surrendered in connection with the exercise of a Right unless the fair market value of the Stock subject to the ISO is greater than the option price for such Stock. Payment by the Company of the amount receivable upon any exercise of a Right may be made by the delivery of Stock or cash or any combination of Stock and cash, as determined in the sole discretion of the Committee from time to time. No fractional shares shall be used. The Committee may provide for the elimination of fractional shares of Stock without adjustment or for the payment of the value of such fractional shares in cash. Shares of Stock of the Company delivered to the optionee upon the exercise of a Right and the surrender of the Option or stock option shall be valued at the fair market value of a share of Stock on the date the right is exercised and the Option or stock option is surrendered. The Committee may limit the period or periods during which the Rights may be exercised and may provide such other terms and conditions (which need not be the same with respect to each optionee) under which a Right may be granted and/or exercised. A Right may be exercised only as long as the related Option or stock option is exercisable; provided, however, that no Right may be exercised and cash paid in partial or complete satisfaction thereof during the first six (6) months following the date of grant of the Right and related Option. In no event may a Right be exercised more than ten (10) years after the date of the grant of the Right and the related Option or stock option. The fair market value of a share of Stock shall be the average of the high and low market prices at which a share of Stock shall have been sold on the date the Option or the stock option is surrendered or on the next preceding trading day, if such date is not a trading day, as reported on the New York Stock Exchange Composite Transactions listing.

SECTION 7.  NONTRANSFERABILITY OF OPTION AND RIGHT

     No Option or Right granted pursuant to the Plan shall be transferable otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code.

During the lifetime of an optionee, the Option and Right shall be exercisable only by the optionee personally or by the optionee's legal representative.

SECTION 8. EFFECT OF TERMINATION OF EMPLOYMENT, DEATH, RETIREMENT OR A CHANGE IN CONTROL

     (a) Acceleration. If an optionee's employment with the Company and/or its Affiliates shall be terminated by reason of death, disability or Retirement or in the event of a Change in Control, all Options held by the optionee shall become exercisable. Death or disability of the optionee occurring after termination of employment with the Company and/or its Affiliates shall not cause any Options to become exercisable. As used in the Plan, the term "disabled" shall have the meaning set forth in the Company's Long Term Disability Income Plan. "Retirement", as used herein, shall mean an employee's termination of employment on a date which is on or after the earliest date on which such employee would be eligible for an immediately payable benefit pursuant to (i) for those employees eligible for participation in the Company's Supplemental Retirement Plan, the terms of that Plan and (ii) for all other employees, the terms of the Employees Retirement Plan (the "ERP") assuming such employee were eligible to participate in the ERP. "Retire" shall mean to enter Retirement.

     A "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to item (6e) of Schedule 14A of Regulation 14A promulgated under the 1934 Act as in effect on November 15, 1988, provided that such a change in control shall be deemed to have occurred at such time as (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the shareholders of the Company approve any merger or consolidation as a result of which the Stock shall be changed, converted or exchanged (other than a merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (iv) the shareholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such times as a Change in Control would otherwise be deemed to have occurred, the Board of Directors determines otherwise.

     (b) Exercise Period. If an optionee's employment with the Company and/or its Affiliates shall be terminated for any reason, except death, disability or Retirement to the extent the Option was exercisable by the optionee at the date of such termination of employment, the optionee shall be entitled to exercise the Option for the period of six (6) months from the date of such termination of employment unless the Option by its terms expires prior thereto, except as otherwise provided herein.

     If an optionee shall become disabled while an employee of the Company or any Affiliate or within six (6) months after the date of termination of employment with the Company or any Affiliate but prior to the expiration of the Option, or if an optionee shall Retire, the retired optionee, the transferee of the Option pursuant to Section 7 or the disabled employee shall have the right to exercise the Option, and the right to exercise the Option shall terminate as provided by the terms of the Option. If an optionee shall die while an employee of the Company or any Affiliate or within six (6) months from the date of termination of employment with the Company or any Affiliate but prior to the expiration of the Option, the executor or administrator of the optionee's estate or a transferee of the Option pursuant to Section 7 shall have the right to exercise the Option, and the right to exercise the Option shall terminate upon the earliest of (i) the expiration of twelve (12) months from the date of such termination of employment, (ii) the expiration of twelve

(12) months from the date of the optionee's death, or (iii) as otherwise provided by the terms of the Option. The occurrence of a Change in Control shall have no effect on the duration of the exercise period.

     Whether military or other government or eleemosynary service or other leave of absence will constitute termination of employment shall be determined in each case by the Committee in its sole discretion.

     Notwithstanding the foregoing termination provisions, the Committee may, in its sole discretion, establish different terms and conditions pertaining to the effect of an Optionee's termination on the expiration or exercisability of newly granted options or (with the consent of the affected Optionee) outstanding options. However, no Option or Right can have a term of more than ten years.

SECTION 9.  NO RIGHTS AS A SHAREHOLDER

     An optionee or a transferee of an optionee pursuant to Section 7 shall have no right as a shareholder with respect to any Stock covered by an Option or receivable upon the exercise of an Option or Right until the optionee or transferee shall have become the holder of record of such Stock, and no adjustments shall be made for dividends in cash or other property or other distributions or rights in respect to such Stock for which the record date is prior to the date on which the optionee or transferee shall have in fact become the holder of record of the share of Stock acquired pursuant to the Option or Right.

SECTION 10.  ADJUSTMENT IN THE NUMBER OF SHARES AND IN OPTION PRICE

     In the event there is any change in the shares of Stock through the declaration of stock dividends, or stock splits or through recapitalization or merger or consolidation or combination of shares or spin-offs or otherwise, the Committee or the Board shall make such adjustment, if any, as it may deem appropriate in the number of shares of Stock available for Options and Rights as well as the number of shares of Stock subject to any outstanding Option or Right and the option price thereof. Any such adjustment may provide for the elimination of any fractional shares which might otherwise become subject to any Option or Right without payment therefor.

SECTION 11.  AMENDMENTS, MODIFICATIONS AND TERMINATION OF THE PLAN

     The Board or the Committee may terminate the Plan, in whole or in part, may suspend the Plan, in whole or in part, from time to time and may amend the Plan from time to time, including the adoption of amendments deemed necessary or desirable to qualify the Options and/or Rights under the laws of various countries (including tax laws) and under rules and regulations promulgated by the Securities and Exchange Commission with respect to employees who are subject to the provisions of Section 16 of the 1934 Act, or to correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Option or Right granted thereunder, or for any other purpose or to any effect permitted by applicable laws and regulations, without the approval of the shareholders of the Company. However, in no event may additional shares of Stock be allocated to the Plan or any outstanding option be repriced or replaced without shareholder approval. Without limiting the foregoing, the Board of Directors or the Committee may make amendments applicable or inapplicable only to participants who are subject to Section 16 of the 1934 Act.

     No amendment or termination or modification of the Plan shall in any manner affect any Option or Right theretofore granted without the consent of the optionee, except that the Committee may amend or modify the Plan in a manner that does affect Options or Rights theretofore granted upon a finding by the Committee that such amendment or modification is in the best interest of holders of outstanding Options or Rights affected thereby. Grants may be made until April 19, 2001. The Plan shall terminate when there are no longer Rights or Options outstanding under the Plan unless earlier terminated by the Board or by the Committee.

SECTION 12.  GOVERNING LAW

     The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia and construed in accordance therewith.

                                                                  APPENDIX A

                             THE COCA-COLA COMPANY


P        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
R                         OF THE COCA-COLA COMPANY
O
X    The undersigned, having received the Notice of Annual Meeting and Proxy
Y Statement, hereby (i) appoints Paul F. Oreffice, William B. Turner and James B. Williams, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of The Coca-Cola Company owned of record by the undersigned, and (ii) directs Trust Company Bank, Trustee under The Coca-Cola Company Thrift Plan and Trustee under the Coca-Cola
     Enterprises Inc. Matched Employee Savings and Investment Plan, and/or Banco Popular de Puerto Rico, Trustee under the Caribbean Refrescos, Inc. Thrift Plan, to vote in person or by proxy all shares of Common Stock of The Coca-Cola Company allocated to any accounts of the undersigned under such Plans, and which the undersigned is entitled to vote, in each case, on all matters which may come before the 1995 Annual Meeting of Share Owners to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on April 19, 1995, at 9:00 a.m., local time, and any adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the meeting, and are further authorized to vote on other matters which may properly come before the 1995 Annual Meeting and any adjournments thereof.

        Election of Directors:
               Nominee (term expiring in 1996):
                        M. Douglas Ivester

               Nominees (terms expiring in 1998):
                        Herbert A. Allen, Charles W. Duncan, Jr.,
                        Roberto C. Goizueta, James D. Robinson, III,
                        Peter V. Ueberroth


     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING
     THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED            SEE
     NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE            REVERSE
     WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.  THE                SIDE
     PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND
     RETURN THIS CARD.


================================================================================
                              FOLD AND DETACH HERE

[ X ]  PLEASE MARK YOUR
       VOTES AS IN THIS
       EXAMPLE.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED
"FOR" ALL OF THE BOARD OF DIRECTORS' NOMINEES AND "FOR" PROPOSALS 2 AND 3.

- --------------------------------------------------------------------------------
     The Board of Directors recommends a vote FOR Proposals 1, 2 and 3
- --------------------------------------------------------------------------------

                                FOR          WITHHELD
1. Election of                 [   ]          [   ]
   Directors
   (See reverse)

For, except vote withheld from the following nominee(s):

- --------------------------------------------------------


                             FOR        AGAINST       ABSTAIN
2. Amendment of the         [   ]        [   ]         [   ]
   1991 Stock Option
   Plan


                             FOR        AGAINST       ABSTAIN
3. Ratification of the      [   ]        [   ]         [   ]
   appointment of
   Ernst & Young LLP as
   independent auditors




                                        Do you plan to attend
                                        the Annual Meeting?    [  ]    [  ]
                                                                YES     NO

                                        Please sign exactly as name appears
                                        hereon.  Joint owners should each
                                        sign.  When signing as attorney,
                                        executor, administrator, trustee
                                        or guardian, please give full
                                        title as such.


                                        ----------------------------------------

                                        ----------------------------------------
                                        SIGNATURE(S)                  DATE


================================================================================
                              FOLD AND DETACH HERE

                                ADMISSION TICKET

                                 ANNUAL MEETING

                                       OF

                     SHARE OWNERS OF THE COCA-COLA COMPANY

                           WEDNESDAY, APRIL 19, 1995

                                   9:00 A.M.

                                 GOLD BALLROOM

                                 HOTEL DU PONT

                            11TH AND MARKET STREETS

                              WILMINGTON, DELAWARE



                                     AGENDA

 -  Election of six Directors

 -  Amendment of the 1991 Stock Option Plan

 -  Ratification of appointment of Ernst & Young LLP as independent auditors

 -  Transaction of such other business as may properly come before the meeting


IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE AND MAIL THE PROXY CARD ABOVE.

IF YOU PLAN TO ATTEND THE 1994 ANNUAL MEETING OF SHARE OWNERS, PLEASE MARK THE APPROPRIATE BOX ON THE PROXY CARD ABOVE. PRESENT THIS TICKET TO THE COCA-COLA COMPANY REPRESENTATIVE AT THE ENTRANCE TO THE GOLD BALLROOM.